Exhibit 10.9

FORM OF

DIEDRICH COFFEE, INC.

FRANCHISE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

ARTICLE 2	GRANT
2.1	Grant
2.2	No Sublicensing Rights
2.3	No Exclusive Territory

ARTICLE 3	TERM
3.1	Initial Term
3.2	Renewal
3.3	Form and Manner of Renewal
3.4	Conditions Precedent to Renewal
3.5	Notice Required by Law

ARTICLE 4	PAYMENTS
4.1	Initial Franchise Fees
4.2	Continuing Royalty
4.3	Advertising Fee
4.4	Pre-Authorized Payments.
4.5	Other Payments
4.6	Application of Funds
4.7	Interest and Charges for Late Payments

ARTICLE 5	CONSTRUCTION AND COMMENCEMENT OF BUSINESS
5.1	Location
5.2	Company Site Selection Assistance
5.3	Lease
5.4	Construction and Renovation
5.5	Maintaining and Remodeling of “Diedrich Coffee” Coffeehouse

ARTICLE 6	TRAINING AND ASSISTANCE
6.1	Initial Training Program
6.2	Additional Training
6.3	Other Assistance

ARTICLE 7	OBLIGATIONS OF COMPANY
7.1	General
7.2	Company Default

i

7.3	No Other Obligations

ARTICLE 8	MANUALS AND STANDARDS OF FRANCHISEE QUALITY, CLEANLINESS AND SERVICE
8.1	Product Line and Service
8.2	Containers, Fixtures and Other Goods
8.3	Menus
8.4	POS System
8.5	Manuals
8.6	Hours
8.7	Compliance with Applicable Law
8.8	Signs, Designs and Forms of Publicity
8.9	Uniforms and Employee Appearance
8.10	Vending or Other Machines
8.11	Co-Branding

ARTICLE 9	ADVERTISING AND CO-OPS
9.1	General Requirements
9.2	Local Advertising
9.3	Co-op Advertising
9.4	Advertising Program
9.5	Telephone Numbers and Directory Advertising
9.6	Promotional Campaigns

ARTICLE 10	DISTRIBUTION AND PURCHASE OF EQUIPMENT, SUPPLIES, AND OTHER PRODUCTS
10.1	Coffee and Diedrich Coffee Brand Products
10.2	Proprietary Products
10.3	Non-Proprietary Products
10.4	Purchases from Company, Extensions of Credit
10.5	Purchase/Distribution Programs
10.6	Test Marketing

ARTICLE 11	REPORTS, BOOKS AND RECORDS, INSPECTIONS
11.1	General Reporting
11.2	Inspections
11.3	Audits

ARTICLE 12	MARKS
12.1	Use of Marks
12.2	Non-Use of Trade Name
12.3	Use of Other Marks
12.4	Non-ownership of Marks

12.5	Defense of Marks
12.6	Prosecution of Infringers
12.7	Modification of Marks
12.8	Acts in Derogation of the Marks
12.9	Assumed Name Registration

ARTICLE 13	COVENANTS REGARDING OTHER BUSINESS INTERESTS
13.1	Non-Competition
13.2	Confidential Information
13.3	Franchisee’s Affiliates

ARTICLE 14	INTERFERENCE WITH EMPLOYMENT RELATIONS
14.1	Prohibitions During Term
14.2	Prohibitions After Term
14.3	Prohibitions Applicable to Company

ARTICLE 15	NATURE OF INTEREST, ASSIGNMENT
15.1	Assignment by Company
15.2	Assignment by Franchisee
15.3	Business Entity Franchisee

ARTICLE 16	DEFAULT AND TERMINATION
16.1	General
16.2	Automatic Termination Without Notice
16.3	Option to Terminate Without Notice
16.4	Termination With Notice and Opportunity To Cure
16.5	Reimbursement of Company Costs
16.6	Cross-Default
16.7	Notice Required By Law

ARTICLE 17	RIGHTS AND OBLIGATIONS UPON TERMINATION
17.1	General
17.2	Survival of Obligations
17.3	No Ownership of Marks
17.4	Government Filings

ARTICLE 18	INSURANCE
18.1	Insurance
18.2	Use of Proceeds
18.3	Proof of Insurance

ARTICLE 19	RELATIONSHIP OF PARTIES, DISCLOSURE
19.1	Relationship of Franchisee to Company

19.2	Indemnity by Franchisee

ARTICLE 20	NOTICES
20.1	General

ARTICLE 21	MISCELLANEOUS PROVISIONS
21.1	Company’s Right To Cure Defaults
21.2	Waiver and Delay
21.3	Survival of Covenants
21.4	Successors and Assigns
21.5	Joint and Several Liability
21.6	General Release
21.7	Governing Law/Consent to Jurisdiction
21.8	Waiver of Punitive Damages and Jury Trial
21.9	Limitations of Claims
21.10	Entire Agreement
21.11	Titles For Convenience
21.12	Gender And Construction
21.13	Severability
21.14	Counterparts
21.15	Fees and Expenses
21.16	Counsel

ARTICLE 22	SUBMISSION OF AGREEMENT
22.1	General

ARTICLE 23	ACKNOWLEDGMENT
23.1	General
23.2	Due Execution

Exhibit A - Minimum Hours of Operation

Exhibit B - Franchisee Information

Exhibit C - Guaranty and Subordination Agreement

DIEDRICH COFFEE

FRANCHISE AGREEMENT

THIS AGREEMENT is made this        day of                    ,        (the “Effective Date”) by and between Diedrich Coffee, Inc., a Delaware corporation, located at 2144 Michelson Drive, Irvine, California  92612, (“Company”), and                                                          , [  ] an individual OR [  ] a                                organized under the laws of                                  (the “Franchisee”), with reference to the following facts:

A.            Company owns certain proprietary and other property rights and interests in and to the “Diedrich Coffee” trademark and service mark, and such other trademarks, service marks, logo types, insignias, trade dress, designs, and commercial symbols as Company may from time to time authorize or direct Franchisee to use in connection with the operation of a “Diedrich Coffee” Coffeehouse (the “Marks”).

B.            Company has developed and continues to develop a system for the operation of coffeehouses, kiosks and coffee carts and merchandising of Diedrich Coffee Authorized Products, which system features distinctive signs, recipes, and various trade secrets and other confidential information, and in some cases also includes architectural designs, trade dress, uniforms, equipment specifications, layout plans, inventory, record-keeping and marketing techniques (the “System”).

C.            Franchisee desires to obtain a license and franchise to operate a single “Diedrich Coffee” Coffeehouse under the Marks and in strict accordance with the System, and the standards and specifications established by Company, and Company is willing to grant Franchisee such license and franchise under the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement the following capitalized terms shall have the meanings set forth below, unless the context otherwise requires:

“Advertising Co-op” shall have the meaning set forth in Section 9.3.

“Advertising Co-op Region” shall have the meaning set forth in Section 9.3.

“Advertising Fee” shall have the meaning set forth in Section 4.3.

“Advertising Fee Rate” shall have the meaning set forth in Section 4.3.

“Applicable Calendar Year” shall have the meaning set forth in Section 4.3.2.

“Applicable Law” means and includes applicable common law and all applicable statutes, laws, rules, regulations, ordinances, policies and procedures established by any Governmental Authority governing the operation of the “Diedrich Coffee” Coffeehouse, including all immigration, labor, disability, food and drug laws, health and safety regulations, and Americans With Disabilities Act requirements, as in effect on the Effective Date hereof, and as may be amended, supplemented or enacted from time to time.

“Assignment” shall have the meaning set forth in Section 15.2.

“Authorized Diedrich Coffee Products” means the specific espresso drinks and coffees, roasted coffee beans and blends, premium teas, baked goods, snacks and other food items and ancillary products, which may include coffee making equipment, cups, hats, t-shirts and novelty items, as specified by Company from time to time in Company's Manuals, or as otherwise directed by Company in writing, for sale at the Franchisee's “Diedrich Coffee” Coffeehouse, prepared and served in strict accordance with Company's recipes, quality standards and specifications, including specifications as to ingredients, brand names, preparation and presentation.

“Barista” means a person who has been certified by Company as an expert in the knowledge and preparation of espresso drinks.

“Business Entity” means any Partnership, limited liability company, and any association, corporation or other entity which is not an individual.

“Competitive Activities” shall mean to, own, operate, lend to, advise, be employed by, or have any financial interest in any business that engages in the roasting of green coffee beans; the sale of roasted coffee beans or ground coffee produced by third parties; or the production or sale at retail or wholesale of any espresso or coffee product, or any other food products featured by “Diedrich Coffee” Coffeehouses.

“Confidential Information” shall have the meaning set forth in Section 13.2.

“Continuing Royalty” shall have the meaning set forth in Section 4.2

“Co-op Advertising Regions” shall have the meaning set forth in Section 9.3.

“Designated Franchisee Representative” shall have the meaning set forth in Section 6.1.1.

“Diedrich Coffee Branded Product” is any product now existing or developed in the future that bears or is packaged under any of Company's Marks.

“'Diedrich Coffee' Coffeehouse” shall refer to the full service location, kiosk, or coffee cart operated pursuant to this Agreement under Company's Marks and in accordance with the System and specializing in the sale of Authorized Diedrich Coffee Products.

“Effective Date” means the date indicated in the first paragraph of this Agreement.

“Franchisee” shall mean the person or Business Entity identified in the first paragraph of this Agreement, and for purposes of Article 13 only, shall include Franchisee's spouse and minor children and its Owners, officers and directors if Franchisee is a Business Entity.

“Governmental Authority” means and include all Federal, state, county, municipal and local governmental and quasi-governmental agencies, commissions and authorities.

“Gross Sales” means gross revenues (excluding allowances and sales taxes) received or receivable by Franchisee as payment, whether in cash or for credit or barter (and, if for credit or barter, whether or not payment is received therefor), for all espresso, coffee, tea and other beverages, roasted coffee beans, food, and other goods, services, and supplies sold or prepared in Franchisee's “Diedrich Coffee” Coffeehouse, or which are promoted or sold under any of the Marks.

“Internet” means collectively the myriad of computer and telecommunications facilities, including equipment and software, which comprise the interconnected worldwide network of networks that employ the TCP/IP [Transmission Control Protocol/Internet Protocol], or any predecessor or successor protocols to such protocol, to communicate information of all kinds by fiber optics, wire, radio, or other methods of transmission

“Initial Fee” shall have the meaning set forth in Section 4.1

“Lease” shall have the meaning set forth in Section 5.3.

“Leasehold Improvements” shall have the same meaning set forth in Section 5.4.1.

“Location” shall have the meaning set forth in Section 5.1.1.

“Manuals” means Company's Front Line Team Member Training Guide; Diedrich Coffee Operations Manual and Support Manual, and all related manuals now or hereafter created by Company for use in the operation of a “Diedrich Coffee” Coffeehouse, as the same may be amended and revised from time to time, including all bulletins, supplements and ancillary manuals.

“Marks” shall have the meaning set forth in Recital A above.

“Maximum Advertising Co-op Fee” shall have the meaning set forth in Section 9.3.2.

“Owner” means any shareholder, member, general or limited partner, trustee, or other equity owner of a Business Entity; except that if Company has any ownership interest in Licensee, the term “Owner” shall not include or refer to the Company or its Owners or affiliates, and no obligation or restriction upon the “Franchisee”, or its Owners, directors or officers shall bind Company, its Owners or affiliates, or their respective Owners, directors or officers.

“Partnership” means any general partnership, limited partnership or limited liability company.

“Partnership Rights” means voting power, property, profits or losses, or partnership interests of a Partner.

“Permits” means and include all applicable franchises, licenses, permits, registrations, certificates and other operating authority required by Applicable Law.

“Premises” means, in the case of a kiosk or cart, the property at which the Franchisee's “Diedrich Coffee” Coffeehouse is located, including, unless otherwise expressly provided, any ancillary common areas, campus, buildings and other structures associated with the Premises.

“Restricted Persons” means the Franchisee (if the franchisee is an individual), each officer, director, or direct or indirect Owner of an interest in Franchisee (if franchisee is a Business Entity); and the spouse and family members who live in the same household of each of the foregoing persons.

“Supplier” shall have the meaning set forth in Section 10.3.

“System” shall have the meaning set forth in Recital B.

“Term” shall have the meaning set forth in Section 3.1, including any extensions thereof.

“Transfer Fee” shall have the meaning set forth in Section 15.2.12.

“Week” shall refer to the 7 day period ending on Sunday of each calendar week, or such other reporting period hereafter specified by Company.

ARTICLE 2

GRANT

2.1           Grant.

2.1.1        Company hereby awards Franchisee the right and license during the Term, upon the terms and subject to the provisions of this Agreement, to use and display the Marks, and to use the System, to operate at, and only at, the Location, one:  (check one)

☐ Full Service “Diedrich Coffee” Coffeehouse

☐ Kiosk

☐ Cart

2.1.2        Franchisee may not use or operate any permanent or temporary cart, kiosk or other vending device in connection with any Full Service “Diedrich Coffee” Coffeehouse pursuant to this Agreement, except with Company's prior written consent and pursuant to a separate addendum hereto on a form specified by Company.

2.2           No Sublicensing Rights.  Franchisee shall not subfranchise, sublicense, subcontract, sublease, or enter any management agreement providing for the right to operate the “Diedrich Coffee” Coffeehouse or to use the System granted pursuant to this Agreement.

2.3           No Exclusive Territory.  The license and franchise granted to the Franchisee under this Agreement is non-exclusive, and does not grant Franchisee any protected trading area or territory, nor any rights to obtain additional franchises from Company.  Without limiting the generality of the foregoing, the Company expressly reserves the exclusive, unrestricted right, in its sole and absolute discretion, directly and indirectly:

(a)           to own or operate, and to franchise and license others to own, operate or co-brand, coffeehouses, kiosks, and carts at any location other than at the specific Location identified in Section 5.1.1, regardless of its proximity to the “Diedrich Coffee” Coffeehouse operated pursuant hereto; and

(b)           to produce, promote, license, distribute and market products, whether or not they bear any of the Marks, at wholesale or retail, through its employees, affiliates, representatives, licensees, franchisees, assigns, agents and others, including bulk and pre-packaged roasted coffee, premium teas, ice cream, beverages, snacks and other food products; clothing; books, souvenirs and novelty items, through any outlet or channel of commerce, including grocery stores and convenience stores (regardless of their proximity to Franchisee's “Diedrich Coffee” Coffeehouse), sales by means of the Internet, mail order catalogs, direct mail advertising, vending machines and other distribution methods.

ARTICLE 3

TERM

3.1           Initial Term.  Subject to earlier termination pursuant to Article 16, the “Term” of this Agreement shall begin on the Effective Date and continue for a period of 10 years.

3.2           Renewal.  Subject to the conditions contained in Section 3.4, at the expiration of the Term hereof, Franchisee shall have the right (the “Renewal Right”) to enter into a new franchise agreement in the form then generally being offered to prospective “Diedrich Coffee”

coffeehouse franchisees (the “Renewal Franchise Agreement”) for one 10 year period (the “Renewal Term”).  The term of the Renewal Franchise Agreement shall commence upon the date of expiration of the Term hereof; provided, however, notwithstanding the terms of Company's then-current form of  Franchise Agreement: (a) Franchisee shall not have the right to renew or extend the term thereof or enter into any additional Renewal Franchise Agreement for a period following the Renewal Term; and (b) the Renewal Franchise Agreement shall be modified to conform to the Renewal Rights granted above.

3.3           Form and Manner of Renewal.  Franchisee shall exercise its Renewal Right, if at all, strictly in the following manner:

3.3.1        Between 9 months and 12 months before the expiration of the Term, Franchisee shall notify Company in writing (“Renewal Notice”) that it intends to exercise its Renewal Right and no sooner than 10 business days nor more than 20 business days after Franchisee receives Company's Offering Circular, if applicable, and execution copies of the Renewal Franchise Agreement, Franchisee shall execute the copies of said Renewal Franchise Agreement and deliver them to Company together with the then-current initial fee due to Company.

3.3.2        If Franchisee shall have exercised its Renewal Right in accordance with Section 3.3.1 and satisfied all of the conditions contained in Section 3.4, Company shall execute the Renewal Franchise Agreement executed by Franchisee and at or prior to the expiration of the Term deliver one fully executed copy thereof to Franchisee.

3.3.3        If Franchisee fails to perform any of the acts, or deliver any of the notices required pursuant to the provisions of Sections 3.3 or 3.4, in a timely fashion, such failure shall be deemed an election by Franchisee not to exercise its Renewal Right and shall automatically cause Franchisee's said Renewal Right to lapse and expire.

3.4           Conditions Precedent to Renewal.  Franchisee's Renewal Right is conditioned upon Franchisee's fulfillment of each and all of the following conditions precedent:

3.4.1        At the time Franchisee delivers its Renewal Notice to Franchisor and at all times thereafter until the commencement of the Renewal Term, Franchisee shall have fully performed all of its material obligations under this Agreement, the Manuals and all other agreements then in effect between Franchisee and Company (or its affiliates) including, but not limited to, Area Development Agreement(s), Franchise Agreement(s), or Sublease Agreement(s).

3.4.2        Without limiting the generality of Section 3.4.1, Franchisee shall not have committed 2 or more material breaches of this Agreement during the 12 month period immediately preceding the date of the Renewal Notice for which Franchisor shall have delivered a notice of default, whether or not such default was cured.

3.4.3        Without limiting the generality of Section 3.4.1, Franchisee shall not have committed 2 or more material breaches of this Agreement during any 12 month period during the Term of this Agreement for which Franchisor shall have delivered notice of default, whether or not such defaults were cured.

3.4.4        Without limiting the generality of Section 3.4.1, Franchisee shall not have committed 4 or more material breaches of this Agreement during the Term of this Agreement for which Franchisor shall have delivered notice of default, whether or not such defaults were cured.

3.4.5        Franchisee shall, and Franchisee shall cause its Owners and affiliates to, execute and deliver to Franchisor a general release, on a form prescribed by Franchisor of any and all known and unknown claims against Franchisor and its affiliates and their officers, directors, agents, shareholders and employees.

3.4.6        At Company's request, Franchisee shall, prior to the date of commencement of the Renewal Term, undertake and complete at its expense the remodeling, renovation or modernization of the Premises and the “Diedrich Coffee” Coffeehouse operated pursuant hereto to comply with the Company's then-current specifications and standards for new “Diedrich Coffee” Coffeehouses.

3.5           Notice Required by Law.  If Applicable Law requires that Company give notice to Franchisee prior to the expiration of the Term, this Agreement shall remain in effect on a week to week basis until Company has given the notice required by such Applicable Law.  If Company is not offering new franchises, is in the process of revising, amending or renewing its form of franchise agreement or offering circular, or is not lawfully able to offer Franchisee its then-current form of franchise agreement, at the time Franchisee delivers its Renewal Notice, Company may, in its sole subjective discretion, (i) offer to renew this Agreement upon the same terms set forth herein for a renewal term determined in accordance with Section 3.2 hereof, or (ii) offer to extend the Term hereof on a week to week basis following the expiration of the Term hereof for as long as it deems necessary or appropriate so that it may lawfully offer its then-current form of franchise agreement.

ARTICLE 4

PAYMENTS

4.1           Initial Franchise Fees.  Franchisee shall pay to Company an initial franchise fee (the “Initial Fee”) equal to $30,000 (or $7,500 if the Franchisee's “Diedrich Coffee” Coffeehouse is a kiosk or cart).  The Initial Fee shall be payable in good funds upon signing this Agreement, and shall be deemed fully earned by Company upon the execution of this Agreement by Company and Franchisee and shall be non-refundable, in whole or in part, under any circumstances.  If Franchisee is party to an Area Development Agreement with Company, then Franchisee will receive a credit against the Initial Fee in accordance with that Area Development Agreement.

4.2           Continuing Royalty.  Franchisee shall pay to Company each month during the Term, an amount equal to 5% of its Gross Sales during the preceding month (the “Continuing Royalty”).  Franchisee shall cause its Continuing Royalty for each month to be actually received by Company on or before the 10th day of the following month; provided, however, that Franchisee at its election may alternatively adopt a periodic payment cycle that matches Company's fiscal accounting cycle (presently thirteen (13)  four (4) week fiscal periods per fiscal year).  In that event, Franchisee shall notify Company of such election in writing and thereafter cause its Continuing Royalty for each four (4) week fiscal period (“fiscal period”) to be actually received by Company on or before the 10th day following the end of  the fiscal period.

4.3           Advertising Fee.  Franchisee shall pay to Company each month during the Term, simultaneously with its Continuing Royalty payments and in the manner described in Section 4.2, an advertising fee equal to 1% (the “Advertising Fee Rate”)of its Gross Sales during the preceding month (“Advertising Fee”).  Company reserves the right to adjust the Advertising Fee from time to time provided it shall in no event exceed 2% of Franchisee's Gross Sales, and may be amended by the Company no more frequently than annually.  The Advertising Fee shall be in addition to any other co-op expenditures required or permitted under Article 9 hereof.  Company shall administer the Advertising Fee as part of the advertising program provided in Section 9.4.

4.4           Pre-Authorized Payments.

4.4.1        If Franchisee fails to report its sales on a timely basis in accordance with Section 11.1, Company may estimate the amount of Franchisee's sales, and deposit or transfer the reported, or in the absence of a report, the estimated, amounts due into its own account, using the Franchisee's pre-authorized checks or other instruments or authority.

4.4.2        At Company's request, Franchisee shall instruct its bank to pay the amount of its monthly Continuing Royalty, Advertising Fee and other fees directly to Company from Franchisee's account, by electronic funds transfer or such other automatic payment mechanism which Company may designate and upon the terms and conditions set forth in the Operations Manual, and promptly upon Company's request, Franchisee shall execute or re-execute and deliver to Company such pre-authorized check forms and other instruments or drafts required by Company's bank, payable against Franchisee's bank account, to enable Company to draw Franchisee's Continuing Royalty, Advertising Fee and other sums payable under the terms of this Agreement.

4.5           Other Payments.  In addition to all other payments provided herein, Franchisee shall pay to Company, its parent companies, subsidiaries, affiliates and designees, as applicable, promptly when due:

4.5.1        All amounts advanced by Company or which Company has paid, or for which Company has become obligated to pay on behalf of Franchisee for any reason whatsoever.

4.5.2        All sums due on account of the purchase of products or services by or for the account of Franchisee.

4.5.3        The amount of all sales taxes, use taxes, personal property taxes and similar taxes, which shall be imposed upon Franchisee and required to be collected or paid by Company (a) on account of Franchisee's Gross Sales, or (b) on account of Continuing Royalties, Advertising Fees or Initial Fees collected by Company from Franchisee (but excluding ordinary income taxes).  Company, at its sole discretion, may collect the taxes in the same manner as franchise fees are collected herein and if Company collects such taxes, Company shall promptly pay the tax collections to the appropriate governmental authority; provided, however, that it shall be Franchisee's responsibility to pay any sales, use or other taxes now or hereinafter imposed on Initial Fees, Continuing Royalties, and Advertising Fees imposed by any Governmental Authorities.

4.6           Application of Funds.  If Franchisee shall be delinquent in the payment of any obligation to Company hereunder, or under any other agreement with Company, Company shall have the absolute right to apply any payments received from Franchisee to any obligation owed, whether under this Agreement or otherwise, notwithstanding any contrary designation by Franchisee as to application.

4.7           Interest and Charges for Late Payments.

4.7.1        If Franchisee shall fail to pay to Company the entire amount of the Continuing Royalty, Advertising Fee or any other sums owed to Company, promptly when due, Franchisee shall pay to Company, in addition to all other amounts which are due but unpaid, interest on the unpaid amounts, from the due date thereof, at the rate of 1-1/2% per month, or the highest rate allowable under applicable law, whichever is less.

4.7.2        If any check, draft, electronic or otherwise, is unpaid because of insufficient funds or otherwise, then Franchisee shall pay Company's expenses arising from such non-payment, including bank fees in the amount of at least $30.00, hourly staff charges arising from such default, and any other related expenses incurred by Company.

ARTICLE 5

CONSTRUCTION AND COMMENCEMENT OF BUSINESS

5.1           Location.

5.1.1        Franchisee's “Diedrich Coffee” Coffeehouse shall be located at the following address:                                                                                                                  , and if the “Diedrich Coffee” Coffeehouse is a kiosk or cart, the following specific location at the address inserted above:                                                                                                                   (the “Location”).

5.1.2        Franchisee may not relocate the “Diedrich Coffee” Coffeehouse, including in the case of a kiosk or cart relocating to any other location within the Premises, without Company's prior written consent.  Any attempt to do so shall be a material breach hereof.

5.2           Company Site Selection Assistance.  Company may voluntarily (without obligation) assist Franchisee in identifying or obtaining a location.  Company's said assistance, if any, shall not be construed to insure or guarantee the profitable or successful operation of the Location by Franchisee, and Company hereby expressly disclaims any responsibility therefor.  Franchisee acknowledges that it is its sole responsibility to find a suitable location, that the location of the “Diedrich Coffee” Coffeehouse will be a critical factor in the success of Franchisee's business, and that Company is not obligated to directly or indirectly identify or obtain a location for Franchisee.

5.3           Lease.  If the Location is leased or subleased by Franchisee, (i) Company shall have the right of approval of such lease or sublease, as applicable (the “Lease”), a true and correct copy of which shall be delivered to Company at least 15 days prior to the execution thereof; (ii) the term of said Lease shall be for a period which is not less than the Term of this Agreement, unless Company shall approve, in writing, a shorter term; (iii) Franchisee shall neither create nor purport to create any obligations on behalf of Company, nor grant or purport to grant to the landlord thereunder any rights against Company, nor agree to any other term, condition, or covenant which is inconsistent with any provision of this Franchise Agreement; (iv) Franchisee shall duly and timely perform all of the terms, conditions, covenants and obligations imposed upon him under the Lease; (v) the Location shall be constructed and improved pursuant to the provisions of Section 5.4 hereof; (vi) the Lease shall grant Company an option, without cost or expense to Company, to assume the Lease in the event of termination or expiration of this Franchise Agreement for any reason, and shall expressly provide that Company shall have the right (but not the obligation) to succeed to Franchisee's rights under the Lease if Franchisee fails to exercise any option to renew, and upon Franchisee's default thereunder, and that upon any alleged breach thereof by Franchisee, the landlord thereunder shall be obligated to notify Company in writing at least 15 days prior to its termination or non-renewal and, in the case of a default, Company shall have the right, but not the obligation, to cure the breach and to succeed to Franchisee's rights under said Lease by giving written notice of such election to Franchisee and such landlord; Franchisee hereby appoints Company as its attorney-in-fact to execute an assignment and all other documents and instruments which Company deems necessary or appropriate to effectuate the foregoing; (vii) a fully executed copy of said Lease shall be delivered to Company promptly following the execution thereof; (viii) the Lease shall provide that it may not be assigned, subleased, modified or amended without Company's prior written consent and that Company shall be provided with copies of all such assignments, subleases, modifications and amendments, and the landlord shall consent in advance to any assignment or sublease to Company or a “Diedrich Coffee” franchisee or licensee approved by Company during the initial term or any renewal term of the Lease; and (ix) the Lease may not contain a non-competition covenant which purports to restrict the Company, or any franchisee or licensee of the Company (or its affiliates), from operating a “Diedrich Coffee” Coffeehouse or any other retail establishment.  In all cases, the Lease shall provide that upon expiration or termination thereof for any reason, Franchisee shall, upon Company's demand, remove all of the Marks from the Location and Premises and modify the decor of the Location so that it no longer resembles, in whole or in part, a “Diedrich Coffee” coffeehouse, kiosk or cart and that if Franchisee shall fail do so, Company will be given written notice and the right to enter the Location and Premises to make such alterations, in which event Franchisee shall reimburse Company for all direct and indirect costs and expense it may incur in connection therewith, including attorney's fees.

5.4           Construction and Renovation.

5.4.1        If on the Effective Date the “Diedrich Coffee” Coffeehouse, Location or Premises at which the “Diedrich Coffee” Coffeehouse will operate has not been constructed, or if the same has been constructed but does not comply with Company's current standards in effect for new “Diedrich Coffee” coffeehouses, kiosks or carts, as applicable, Franchisee shall at its sole cost and expense promptly cause the “Diedrich Coffee” Coffeehouse and Location to be constructed, equipped and improved in accordance with such standards and specifications.  Except to the extent otherwise agreed to by Company, all fixtures, furnishings, equipment and signs (“Leasehold Improvements”) shall be purchased by Franchisee only from suppliers and manufacturers approved by Company.

5.4.2        Following the Effective Date and prior to any construction or renovation of the “Diedrich Coffee” Coffeehouse or Location, Company shall provide Franchisee with copies of Company's specifications for the design and layout of the “Diedrich Coffee” Coffeehouse and required Leasehold Improvements.  Franchisee shall, in all respects, comply with all such specifications and criteria unless Company shall, in writing, agree to modifications thereof.  Franchisee shall employ architects, engineers and general contractors of its own selection, and at its sole cost and expense, to prepare such architectural, engineering and construction drawings and site plans (collectively referred to as the “Construction Documents”), and/or to modify the standard Construction Documents which may be provided by Company, and to obtain all Permits required to construct, remodel, renovate, and/or equip the “Diedrich Coffee” Coffeehouse and Location.  All such Construction Documents, and all modifications and revisions thereto, shall be submitted to Company for its prior review and approval before Franchisee's commencement of construction pursuant thereto.  When completed, said “Diedrich Coffee” Coffeehouse and Location shall in all respect strictly comply with the Company's specifications therefor, as modified or revised if applicable with Company's prior written consent.  Franchisee must submit to Company one (1) set of “Project Record Drawings” within sixty (60) days of the “Diedrich Coffee” Coffeehouse opening.  “Project Record Drawings” are hereby defined as the set of Construction Documents that are marked to show the changes made in the field, with particular attention paid to the information on concealed elements (e.g. underground utilities) that cannot be readily identified at a later time.  Such drawings should be clearly marked as “Project Record Drawings.”

5.4.3        Subject only to causes beyond the reasonable control of Franchisee, such as, by way of illustration, strikes, material shortages, fires and other acts of God, which Franchisee could not by the exercise of due diligence have avoided, Franchisee shall complete construction or renovation, as the case may be, of the Location and “Diedrich Coffee” Coffeehouse and shall install all Leasehold Improvements therein as soon as possible, but in any event within 3 months after commencement of construction.  At all times prior to Franchisee commencing the operation of the “Diedrich Coffee” Coffeehouse, Company shall have the right, and Franchisee shall provide access to Company, to inspect and examine the Premises, Location, “Diedrich Coffee” Coffeehouse and all Leasehold Improvements, for the purpose of insuring compliance with Company's standards and specifications.

5.4.4        Franchisee shall commence the operation of the “Diedrich Coffee” Coffeehouse not later than 6 months following the Effective Date.

5.4.5        The time periods for the commencement and completion of construction and the installation of Leasehold Improvements as referred to in this Section 5.4 are of the essence of this Agreement.  If Franchisee fails to perform its obligations contained in this Section, the Company may deem the Franchisee's failure to so perform its obligations as aforesaid to constitute a material breach of this Agreement.

5.5           Maintaining and Remodeling of “Diedrich Coffee” Coffeehouse.

5.5.1        Franchisee at all times during the Term shall maintain the condition and appearance of its “Diedrich Coffee” Coffeehouse in accordance with the Manuals and consistent with the image of a “Diedrich Coffee” Coffeehouse as attractive, clean, and efficiently operated, offering high quality food products and beverages, efficient and courteous service, and pleasant ambiance.  If at any time in the Company's reasonable judgment, the general state of repair, appearance or cleanliness of the Location (including the “Diedrich Coffee” Coffeehouse and the non-Coffeehouse portion of Franchisee's Location and Premises, and parking areas) or its Leasehold Improvements, does not meet the Company's standards therefor, Franchisee shall immediately upon receipt of notice from Company specifying the action to be taken by Franchisee to correct such deficiency, repair and refurbish the “Diedrich Coffee” Coffeehouse, the Location and the Premises, as applicable, and make such modifications and additions to its layout, decor and general theme, as may be required from time to time to maintain such condition, appearance, efficient operation, ambiance and overall image, including without limitation, replacement of worn out or obsolete Leasehold Improvements, and repair and paint the interior and exterior of the “Diedrich Coffee” Coffeehouse, and appurtenant parking areas (if any), and periodic cleaning and redecorating.  Franchisee shall fully implement and complete such repairs, painting, refurbishment and changes within 90 days after receipt of said written notice.  Such maintenance shall not be deemed to constitute remodeling, as set forth below.

5.5.2        From time to time during the Term, Company may require Franchisee at Franchisee's sole cost and expense to refurbish, remodel and improve the “Diedrich Coffee” Coffeehouse to conform the Franchisee's building design, trade dress, color schemes, and presentation of Marks to the Company's then current public image.  Such a remodeling may include extensive structural changes to the “Diedrich Coffee” Coffeehouse and replacement or modification of Leasehold Improvements as well as such other changes as the Company may direct, and Franchisee shall undertake such a program promptly upon notice from the Company, and shall complete any such remodeling as expeditiously as possible, but in any event within 90 days of commencing same.  Company may, on one or more occasions, waive or defer for such period of time as Company may deem appropriate, Franchisee's obligation to remodel any such “Diedrich Coffee” Coffeehouse, if Company determines that any such “Diedrich Coffee” Coffeehouse is, on the date scheduled for commencement of such remodel, in substantial conformity with Company's then current standard system decor specifications, or if the proposed remodeling is within the last two years prior to the expiration of the Term (subject to Company's right to require remodeling, renovation or modernization as a condition to Franchisee's exercise of its Renewal Right as provided in Section 3.4).

5.5.3        If the “Diedrich Coffee” Coffeehouse is damaged or destroyed by fire or any other casualty, Franchisee, within 30 days thereof, shall initiate such repairs or reconstruction, and thereafter in good faith and with due diligence continue (until completion not more than 120 days after such fire or other casualty) such repairs or reconstruction, in order to restore the premises of the “Diedrich Coffee” Coffeehouse to its original condition prior to such casualty.  If, in Company's reasonable judgment, the damage or destruction is of such a nature or to such extent that it is feasible for Franchisee to repair or reconstruct the Location and the “Diedrich Coffee” Coffeehouse in conformance with the then standard “Diedrich Coffee” decor specifications, the Company may require Franchisee, by giving written notice thereof, that Franchisee repair or reconstruct the Location and “Diedrich Coffee” Coffeehouse in conformance with the then standard System decor specifications.

ARTICLE 6

TRAINING AND ASSISTANCE

6.1           Initial Training Program.

6.1.1        Franchisee shall, at all times, employ a general manager and one or more assistant managers and other employees acceptable to Company each of whom shall have been trained by Company or by a trainer certified by Company and qualified as “Barista” in accordance with Company's policies and standards, and at least one of whom shall be working at the “Diedrich Coffee” Coffeehouse at all times while the “Diedrich Coffee” Coffeehouse is open to the public.  At no extra charge, Company shall provide an initial training program in the Company's System and methods of operation to up to 5 persons selected by Franchisee and who shall include the general manager and assistant manager(s) of the “Diedrich Coffee” Coffeehouse.  Said initial training program shall consist of up to 5 weeks of training, as Company may determine, at one or more of the following locations: (i) Company's corporate headquarters in Irvine, California, (ii) at a Company-owned or franchised coffeehouse, (iii) at Franchisee's Location, or (iv) at such place or places as may be designated by Company.  In the case of a Franchisee which is a Business Entity, Company may require the general manager to be an Owner, officer or other designated representative selected by Franchisee and acceptable to, and approved by Company (“Designated Franchisee Representative”).  Subject to Sections 6.1.3 and  6.1.4, Company will bear its costs of providing the initial training program concurrently to up to 5 persons pursuant to this Section 6.1.1, including Company's staff salaries, materials, and all technical training tools.  Franchisee shall pay all travel, living, compensation, and other expenses, if any, incurred by Franchisee and/or Franchisee's employees in connection with attendance at training programs.  Franchisee may not open its “Diedrich Coffee” Coffeehouse until such training shall have been successfully completed by Franchisee's general manager, assistant manager and Franchisee's management team and staff has been certified by Company.  Company shall pay no compensation for any services performed by trainee(s) in connection with such training programs.

6.1.2        The contents of the initial training program and manner of conducting such program shall be at Company's sole discretion and control, however, the training course will be structured to provide practical training in the implementation and operation of a “Diedrich Coffee” Coffeehouse and may include such topics as on-site coffee and espresso drink and food preparation, Barista training, use of point of sale cash register and/or computer systems, inventory, cash handling, Diedrich Coffee standards, personnel management, marketing techniques, reports, equipment maintenance, safety and security, customer service techniques and financial controls.

6.1.3        Company shall provide the initial training at no additional charge pursuant to Sections 6.1.1 and 6.1.2 only if this is the first “Diedrich Coffee” Coffeehouse operated by Franchisee, and not if Franchisee has otherwise previously received such training for this Location.  Unless otherwise agreed in writing by Company, the Designated Franchisee Representative shall become a certified trainer and thereafter train Franchisee's “Diedrich Coffee” Coffeehouse general manager, assistant manager(s) and other employees pursuant to Section 6.1.4.

6.1.4        Unless waived by Company, each of Franchisee's general managers, assistant managers and staff shall have satisfactorily completed Company's initial training program as required pursuant to Section 6.1.1, provided, however, that if general manager or Designated Franchisee Representative has been approved by Company as a certified trainer, Franchisee's general manager, assistant managers or staff for the “Diedrich Coffee” Coffeehouse may be trained by such certified trainer in lieu of attending Company's initial training program as required pursuant to Section 6.1.1.  Should Company determine that any general manager's, assistant manager's or other employee's training is unsatisfactory, Company may require such person(s) (or a replacement trainee acceptable to Company) to undergo further training by Company at a time scheduled by Company, until Company is satisfied that Franchisee's trainee has satisfactorily completed the training course and Franchisee shall advance or reimburse, at Company's option, all direct and indirect costs and expense that Company may incur for the wages, lodging, subsistence and travel of Company's personnel, if conducted at the “Diedrich Coffee” Coffeehouse in Company's discretion, for the duration of the extended training and Company's then current standard training fee.  Franchisee acknowledges that because of Company's superior skill and knowledge with respect to the training and skill required to manage the “Diedrich Coffee” Coffeehouse, its judgment as to whether or not the Franchisee or his manager has satisfactorily completed such training shall be determined by Company in its sole subjective judgment, exercised in good faith.

6.2           Additional Training.  Company may, from time to time, at its discretion, make available to Franchisee or its manager and/or Designated Franchisee Representative, or any of them, additional optional training courses or programs during the term of this Agreement held on a national or regional basis at locations selected by Company to instruct Franchisee with regard to new procedures or programs which Company deems, in its reasonable judgment, to be of material importance to the operation of the “Diedrich Coffee” Coffeehouse by its franchisees.  The time and place of such training courses shall be at Company's sole discretion.  Such supplementary training may relate, by way of illustration, to product production techniques, new recipes, marketing, bookkeeping, accounting and general operating procedures, and the establishment, development and improvement of computer systems.  Company may establish charges applicable to all franchisees similarly situated for such optional training courses.   In addition to any charge Company may establish, Franchisee shall pay all transportation costs, food, lodging and similar costs incurred in connection with attendance at such courses.  Company shall pay no compensation for any services performed by trainee(s) in connection with such training programs.

6.3           Other Assistance.

6.3.1        Company will advise Franchisee from time to time regarding the operation of Franchisee's “Diedrich Coffee” Coffeehouse based on Franchisee's reports or Company's inspections.  Company will provide guidance to Franchisee in the Manuals; in bulletins or other written materials; by electronic media; by telephone consultation; and/or Company's office or Franchisee's “Diedrich Coffee” Coffeehouse.  If Franchisee requests and Company agrees to provide additional or special guidance, assistance or training, Franchisee must pay Company then applicable charges, including Company's per diem charges and any transportation costs, food, lodging and similar costs incurred by Company and its personnel.

6.3.2        Company may, from time to time, at its discretion, cause its field representatives to visit Franchisee's “Diedrich Coffee” Coffeehouse for the purpose of rendering advice and consultation or training, with respect to the “Diedrich Coffee” Coffeehouse, its operation and performance, and compliance by Franchisee with the Manuals.  If provided at the Franchisee's request, the Company may require the Franchisee to pay such training charges as may be then in effect, and to reimburse Company for all transportation costs, food, lodging and similar costs incurred by Company and its personnel in connection with such training.

6.3.3        In the event of any sale transfer, or assignment, the transferee/assignee must be trained by Company as a condition of Company's consent to such transfer.  All transfer fees and tuition costs for such training shall be paid to Company in advance of the attendance by such transferee and its employees in accordance with Section 15.2.12 herein.  No “Diedrich Coffee” Coffeehouse shall be opened or re-opened until Company certifies that the transferee is approved to operate the respective “Diedrich Coffee” Coffeehouse.

ARTICLE 7

OBLIGATIONS OF COMPANY

7.1           General.  Company shall perform the following obligations:

7.1.1        To review and approve or disapprove the Franchisee's proposed Location;

7.1.2        To supply to Franchisee a set of standard decor and layout plans and to thereafter approve the initial decor and layout of Franchisee's “Diedrich Coffee” Coffeehouse as described in Section 5.4;

7.1.3        Subject to Section 8.5.2, to loan Franchisee a copy of its Manuals which contain mandatory and suggested specifications, standards and procedures.  The Manuals are confidential and remains Company's property.

7.1.4        To provide the training and assistance described in Article 6.

7.1.5        To administer the Advertising Program described in Section 9.3, if and when implemented.

7.2           Company Default.  Company shall not, and can not be held in breach of this Agreement until (i) Company has received written notice from Franchisee describing in detail any alleged breach from Franchisee; and (ii) Company has failed to remedy the breach within a reasonable period of time after such notice, which period shall not be less than 60 days plus such additional time as reasonably required by Company if because of the nature of the alleged breach it cannot reasonably be cured within said 60 days, provided Company promptly commences and continues diligently to cure such alleged breach.

7.3           No Other Obligations.  Company shall not be obligated to provide any services to Franchisee except expressly provided herein and any and all other services which Company may provide to Franchisee during the Term shall be at its sole discretion and Company may cease to provide the same without notice of further obligation to Franchisee.

ARTICLE 8

MANUALS AND STANDARDS OF FRANCHISEE

QUALITY, CLEANLINESS AND SERVICE

In order to promote the value and goodwill of Company's Marks and the System and to protect Company's Marks and the other Diedrich Coffee Franchisees who comprise the Diedrich

Coffee franchise system, Franchisee shall conduct its business in accordance with the standards promulgated by Company as follows:

8.1           Product Line and Service.  Franchisee shall serve all and only Authorized Diedrich Coffee Products at or from the “Diedrich Coffee” Coffeehouse, all of which shall be purchased by Franchisee from a Company or a designated or approved distributor or manufacturer, as provided in Article 10.  Franchisee acknowledges that Authorized Diedrich Coffee Products may differ at “Diedrich Coffee” Coffeehouses, kiosks, carts, and may vary depending on the operating season and geographic location of the Franchisee's “Diedrich Coffee” Coffeehouse or other factors.

8.1.1        Franchisee shall not produce, advertise for sale, sell or give away any goods or services unless the same product has been approved in the Manuals as an Authorized Diedrich Coffee Product approved for sale in Franchisee's “Diedrich Coffee” Coffeehouse and has not been thereafter disapproved in writing by Company.

8.1.2        All coffee, coffee drinks and other food and beverage products sold by Franchisee shall be of the highest quality, and the ingredients, composition, specifications, and preparation of such food products shall conform strictly with the instructions and recipes provided by Company or contained in Company's Manuals, and with the further requirements of Company as they are communicated to Franchisee from time to time.

8.2           Containers, Fixtures and Other Goods.  Franchisee agrees that all food and drink items served at the “Diedrich Coffee” Coffeehouse shall be served in approved containers bearing accurate reproductions of Company's Marks.  All containers, napkins, bags, cups, matches, menus and other packaging and like articles used in connection with Franchisee's “Diedrich Coffee” Coffeehouse shall conform to Company's specifications, shall be imprinted with Company's Marks and shall be purchased by Franchisee from a distributor or manufacturer approved in writing by Company, as provided in Article 10, which approval will not be unreasonably withheld.  No item of merchandise, furnishings, interior and exterior decor items, supplies, fixtures, equipment or utensils bearing any of Company's Marks shall be used in or upon any “Diedrich Coffee” Coffeehouse unless the same shall have been first submitted to and approved in writing by Company.

8.3           Menus.  All Authorized Diedrich Coffee Products shall be distributed under the specific name designated by Company.  Franchisee shall not remove any Authorized Diedrich Coffee Product from the Franchisee's menu unless Franchisee is so instructed by Company.

8.3.1        Authorized Diedrich Coffee Products shall be marketed by approved menu formats to be utilized in Franchisee's “Diedrich Coffee” Coffeehouse.  The approved and authorized menu and menu format(s) may include, in Company's discretion, requirements concerning organization, graphics, product descriptions, illustrations, and any other matters (except prices) related to the menu, whether or not similar to those listed.  In Company's discretion, the menu and/or menu format(s) may vary depending upon region, market size, season and other factors.  Company may change the menu and/or menu format(s) from time to time or region to region or authorize tests from region to region or authorize non-uniform regions or coffeehouses within regions, in which case Franchisee will be given a reasonable time (not longer than 60 days) to discontinue use of any old menu format(s) and implement use of the new menu format(s).

8.3.2        Franchisee shall, upon receipt of notice from Company, add any Authorized Diedrich Coffee Products to its menu according to the instructions contained in the notice.  Franchisee shall have a minimum of 30 days after receipt of written notice in which to fully implement any such change.  Franchisee shall cease selling any previously approved or discontinued product within 30 days after receipt of notice that the product is no longer approved.

8.4           POS System.  Franchisee shall purchase, use and maintain the point of sale cash collection system (the “POS System”) as specified in the Manuals or otherwise by Company in writing.  The POS System may include a cash register, register tape printer, magnetic stripe reader and cash drawer.  Upon at least 90 days prior written notice, Company may require Franchisee to computerize the POS System and connect the POS System to Franchisee's telephone line(s) via modem or other communications medium. The POS System must accept and use the PLU file sent from Company.  In addition, the POS System must be able to create a sales mix file, in the format defined by Company.  The POS System must be connected to a telephone line at all times and be capable of accessing the internet via a designated third party network (such as MSN, Worldnet, etc.) for the purpose of implementing software, transmitting and receiving data, accessing the internet for ordering and maintaining the POS System.  Within a reasonable time upon Company's request, Franchisee shall apply for and maintain debit cards, credit cards or other non-cash systems existing or developed in the future to enable customers to purchase Authorized Diedrich Coffee Products via such procedure, as specified by Company.  Company may require an upgrade to the POS hardware and/or software.

8.5           Manuals.  Franchisee shall operate the “Diedrich Coffee” Coffeehouse in strict compliance with the standard procedures, policies, rules and regulations established by Company and incorporated in Company's Manual(s).  The subject matter of the Manuals may include, without limitation, matters such as:  forms, information relating to product and menu specifications, cash control, purchase orders, general operations, labor schedules, personnel, Gross Sales reports, payroll procedures, training and accounting; safety and sanitation; design specifications and color of uniforms; display of signs and notices; authorized and required equipment and fixtures, including specifications therefor; Mark usage; insurance requirements; lease requirements; decor; standards for management and personnel, hours of operation; local advertising formats; standards of maintenance and appearance of the “Diedrich Coffee” Coffeehouse; and required posting of notices to customers as to how to contact the Company to submit complaints.  Without limiting the generality of the foregoing, the Company may establish emergency procedures pursuant to which it may require Franchisee to temporarily close the “Diedrich Coffee” Coffeehouse to the public, in which event Company shall not be liable to Franchisee for any losses or costs, including consequential damages or loss profits occasioned thereby.

8.5.1        Company shall have the right to modify the Manuals at any time and from time to time by the addition, deletion or other modification to the provisions thereof.  All such modifications shall be equally applicable to all similarly situated franchisees who are required by their franchise agreements to comply therewith, and no such modification shall alter Franchisee's fundamental status and rights under this Agreement.  Modifications in the Manuals shall become effective upon delivery of written notice thereof to Franchisee unless a longer period is specified in such written notice.  The Manuals, as modified from time to time as hereinabove provided shall be an integral part of this Agreement and reference made in this Agreement, or in any amendments, exhibits or schedules hereto, to the Manuals shall be deemed to mean the Manuals kept current by amendments from time to time.

8.5.2        Upon the execution of this Agreement, Company shall furnish to Franchisee one copy of the Manuals, unless Franchisee purchased the “Diedrich Coffee” Coffeehouse from an existing franchisee or entered into this Agreement as a renewal or extension of a pre-existing franchise agreement for the same Location.  The Manuals and all amendments to the Manuals (and copies thereof) are copyrighted and remain Company's property.  They are loaned to Franchisee for the term of this Agreement, and must be returned to Company upon the Agreement's termination or expiration.  The Manuals are highly confidential documents which contain certain Confidential Information of Company, and Franchisee shall never reveal, and shall take all reasonable precautions, both during and after the Term of this Agreement, to assure that its employees or any other party under Franchisee's control, shall never reveal any of the contents of the Manuals or any other publication, recipe or secret provided by Company, except as is necessary for the operation of Franchisee's “Diedrich Coffee” Coffeehouse.  Upon the expiration or termination of this Agreement for any reason whatsoever, Franchisee shall immediately return the Manuals to Company.  Franchisee shall not make, or cause or allow to be made, any copies or reproductions of all or any portion of the Manuals without Company's express prior written consent.

8.6           Hours.  Subject to Applicable Law to the contrary, Company and Franchisee agree that Franchisee's “Diedrich Coffee” Coffeehouse shall be open and operational during at least the minimum hours and days set forth on Exhibit A which is attached hereto and incorporated herein by this reference.  Franchisee shall diligently and efficiently exercise its best efforts to achieve the maximum Gross Sales possible from its Location, and shall remain open for longer hours if additional opening hours are reasonably required to maximize operations and sales.  Without limiting the foregoing, if the hours set forth in Exhibit A are incorrect in relation to the sales potential of Franchisee's “Diedrich Coffee” Coffeehouse, then Company and Franchisee shall reasonably adjust such hours by jointly establishing new hours of operation.  It is acknowledged that the hours of other Franchisees will vary in relation to each respective location, and local legal restrictions, if any.

8.7           Compliance with Applicable Law.  Franchisee shall operate its “Diedrich Coffee” Coffeehouse as a clean, orderly, legal and respectable place of business in accordance with Company's business standards and merchandising policies, and shall comply with all Applicable Laws.  Franchisee shall not cause or allow any part of its Location or Premises to be used for any immoral or illegal purpose.

8.8           Signs, Designs and Forms of Publicity.  Franchisee shall maintain suitable signs and/or awnings at, on, or near the front of the Location and Premises, identifying the Location as a “Diedrich Coffee” Coffeehouse, which shall conform in all respects to Company's specifications and requirements and the layout and design plan approved for the Location, subject only to restrictions imposed by Applicable Law.  Without limiting the foregoing:

8.8.1        Franchisee will cause to have Diedrich Coffee signs (a) on each pole sign and each monument sign existing or to be erected; (b) on any other free standing sign on the Location existing or to be erected, and (c) on two sides of the Location and, in the case of a kiosk or cart, the Premises building.

8.8.2        No sign used at or in connection with the “Diedrich Coffee” Coffeehouse shall contain any trademark, service mark, logo type or commercial symbol of any other person or Business Entity except as expressly authorized by Company in writing.

8.8.3        No exterior or interior sign or any design, advertisement, sign, or form of publicity, including form, color, number, location, and size, shall be used by Franchisee unless first submitted to Company and approved in writing (except with respect to prices).

8.9           Uniforms and Employee Appearance.  Franchisee shall cause all employees, while working in “Diedrich Coffee” Coffeehouses, to: (i) wear uniforms of such color, design, and other specifications as Company may designate from time to time, and (ii) present a neat and clean appearance.  In the event the type of uniform utilized by Franchisee is removed from the list of approved uniforms, Franchisee shall have 180 days from receipt of written notice of such removal to discontinue use of its existing inventory of uniforms and implement the approved type of uniform.

8.10         Vending or Other Machines.  Except with Company's prior written approval, Franchisee shall not cause or allow vending or game machines or any other mechanical device to be installed or maintained in its Location, and in the case of a kiosk or cart shall use its best efforts to prevent the installation or maintenance of same at the Premises.

8.11         Co-Branding.  Franchisee may not install any co-brand at Franchisee's Location without Company's prior written consent, which may be granted or withheld in its sole discretion, and, if granted may be subject to such terms and conditions as Company may establish.  For the purpose of this article, a co-brand shall be defined as an independent operating system owned by another person or entity (and not by Company or any affiliate) that is incorporated as an operational part within the Franchisee's Premises.  An example would be an independent ice cream/yogurt operation installed within Franchisee's Location.  Nothing herein shall prevent Company from co-branding or authorizing any third party to co-brand “Diedrich Coffee” coffeehouses, kiosks or carts in conjunction with such third party's operations.

ARTICLE 9

ADVERTISING AND CO-OPS

9.1           General Requirements.  Franchisee shall conduct all local advertising and promotion in accordance with such policies and provisions with respect to format, content, media, geographic coverage and other criteria as are from time to time contained in the Manuals, or as otherwise directed by Company, and shall not use or publish any advertising material which does not conform to said policies and provisions or as to which Franchisee shall not have received Company's prior written approval; provided, however, that if Company shall not object to any proposed advertisement submitted by Franchisee for approval within 10 business days after Company's receipt thereof, such advertisement shall be deemed approved subject to Company's right to subsequently withdraw its approval.  Franchisee may not develop, create, generate, own, license, lease or use in any manner any computer medium or electronic medium (including any Internet home page, website, bulletin board, newsgroup or other Internet-related medium) which in any way uses or displays the Marks, in whole or part, and Franchisee shall not cause or allow the Marks, or any of them, to be used or displayed in whole or part, as an Internet domain name, or on or in connection with any Internet home page, website, bulletin board, newsgroup or other Internet-related activity without Company's express prior written consent, and then only in such manner and in accordance with such procedures, policies, standards and specifications as Company may establish.

9.2           Local Advertising.  Each calendar quarter, Franchisee shall expend an amount of not less than 1% of its Gross Sales for local advertising relating to Franchisee's “Diedrich Coffee” Coffeehouse.  Such local advertising does not include the cost of Franchisee listing its Store in the white pages or yellow pages of such telephone directories distributed in Franchisee's area as Company authorizes or directs in accordance with Section 9.5.  Amounts contributed to an Advertising Co-op, if any, pursuant to Section 9.3 during any calendar quarter shall be credited against Franchisee's local advertising requirement described in this Section 9.2.  Franchisee shall deliver evidence of such expenditures in the form and manner prescribed by Company from time to time.  Until further notice from Company, Franchisee shall deliver to Company quarterly (no later than the 15th day of the months of January, April, July, and October), copies of invoices showing that Franchisee made the required expenditures during the preceding calendar quarter.  If the invoices submitted do not demonstrate expenditure of at least the minimum amount required for local advertising, Franchisee shall pay to Company the amount necessary to total 1% of Franchisee's Gross Sales during the prior quarter, less actual expenditures on local advertising.  Those funds will be used by Company in accordance with Section 9.4, below.

9.3           Co-op Advertising.  The Company shall have the right at any time to designate, and from time to time to redefine, a region (the “Advertising Co-op Region”) within which the Coffeehouse operated by Franchisee pursuant to this Agreement is located, which region may comprise a Designated Market Areas (“DMA”) established periodically by Nielson Media Research, an Area of Dominant Influence (“ADI”) established periodically by Arbitron, a Standard Metropolitan Statistical Area (“SMSA”) or such other geographic area  established by Company from time to time to identify the market area in which the Franchisee's “Diedrich Coffee”

Coffeehouse is located, which shall function for the purpose of creating a cohesive team (an “Advertising Co-op”) to coordinate advertising, marketing efforts and programs and maximizing the efficient use of local and/or regional advertising media.

9.3.1        If and when Company creates an Advertising Co-op for the region in which Franchisee's “Diedrich Coffee” Coffeehouse is located, Franchisee (and, if Company owns a “Diedrich Coffee” Coffeehouse in such Advertising Co-op Region, Company), shall become subscribers and members of the Advertising Co-op and shall execute a subscription agreement on a form prescribed by Company, and participate therein in accordance with the Subscription Agreement and the Certificate of Incorporation and Bylaws of such Advertising Co-op.  The geographic size, configuration and content of such regions, when and if established by the Company, shall be binding upon Franchisee, all other “Diedrich Coffee” franchisees similarly situated who are by the terms of their franchise agreements required to participate, and Company, if Company owns and operates a Coffeehouse in such Advertising Co-op Region; provided that the Company alone may from time to time (but not more frequently than one time per calendar year) amend the geographic size, configuration and content of such Advertising Co-op Region.  At all meetings of such Advertising Co-op, each participating Franchisee, as well as Company, if applicable, shall be entitled to one vote for each “Diedrich Coffee” Coffeehouse owned and located within the region of the Advertising Co-op.  At any time upon reasonable notice, 20% of the total eligible member votes, a majority of the directors of such Advertising Co-op (who shall be elected in accordance with the Bylaws of such Advertising Co-op), or Company by itself, may call a meeting of all members of the Advertising Co-op.  Except for any amendment of the Certificate of Incorporation, Operating Agreement or By-laws of the Advertising Co-op (which shall require the affirmative vote of the Company), all matters concerning operation of the Advertising Co-op shall be decided by the affirmative vote of at least 2/3's of the total eligible member votes, and such vote shall bind all members of said Advertising Co-op, including Company.

9.3.2        Franchisee and other franchisees who are members of the Advertising Co-op will contribute to the Advertising Co-op such amount as may be determined by vote of the Advertising Co-op, not to exceed an amount equal to 3% of the Gross Sales of each Advertising Co-op member's “Diedrich Coffee” Coffeehouse(s) located in the region (the “Maximum Advertising Co-op Fee”);  provided that if the Advertising Fee Rate for any year shall exceed 1%, then the percentage rate of the Maximum Advertising Co-op Fee shall be reduced for that year by an amount equal to said excess (e.g. if the Advertising Fee Rate is increased to 2%, the Maximum Advertising Co-op Fee shall be reduced to equal to 2% of the Gross Sales).   The precise amount of such contribution shall be established from time to time by the Advertising Co-op.  Payments will be made monthly, on the same day as the Continuing Royalty payments pursuant to Section 4.2.

9.3.3        Each Advertising Co-op will (subject to Section 9.1) decide as to the usage of funds contributed pursuant to Section 9.3.2 for media time, production of media materials, whether for radio, television, newspapers or store level materials such as flyers, or posters, or for any other type of advertising or marketing use, and then such Advertising Co-op shall in writing request approval from Company to use said funds in said manner.  No placement of advertising or commitment of advertising funds on behalf of the Advertising Co-op will be made without Company's prior written approval.  Company reserves the right to establish general standards concerning the operation of the Advertising Co-op, advertising agencies retained by the Advertising Co-op, and advertising programs conducted by the Advertising Co-op.  From time to time Company may propose certain general or specific uses of the funds contributed pursuant to Section 9.3.2, and in each instance Franchisee shall attend (by any means permitted by the Advertising Co-op) and vote (by any means permitted by the Advertising Co-op) at a meeting of the Advertising Co-op wherein such proposal shall be considered.

9.4           Advertising Program.

9.4.1        Company shall administratively segregate on its books and records all Advertising Fees received from Franchisee and all other franchisees of Company.  Nothing herein shall be deemed to create a trust fund, and Company may commingle Advertising Fees with its general operating funds and expend such sums in the manner herein provided.  For each “Diedrich Coffee” Coffeehouse that Company or any of its affiliate operates,  Company or such affiliate will similarly allocate Advertising Fees in the amount that would be required to be paid if a franchisee operated a franchised “Diedrich Coffee” Coffeehouse in the same location.

9.4.2        If Company expends less than the total of all Advertising Fees contributed by franchisees and allocated for “Diedrich Coffee” Coffeehouses operated by Company and its affiliates during any fiscal year, such excess may be accumulated for use during subsequent years.  If Company advances money for advertising, Company will be entitled to be reimbursed for such advances, including interest at the rate equal to the Company's cost of funds.  Each determination by Company of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

9.4.3        Company will use Advertising Fees for national, regional, or local advertising, public relations or promotional campaigns or programs designed to promote and enhance the image, identity or patronage of franchised and Company-owned “Diedrich Coffee” Coffeehouses.  Such expenditures may include, without limitation (a) expenditures to conduct marketing studies, and to produce and purchase advertising art, commercials, musical jingles, print advertisements, point of sale materials, media advertising, outdoor advertising art, and direct mail pamphlets and literature; and (b) a payment to Company or its affiliates, for internal expenses incurred to administer the Advertising Fees.  Company shall determine the cost, media, content, format, style, timing, allocation and all other matters relating to such advertising, public relations and promotional campaigns.  Nothing herein shall be construed to require Company to allocate or expend Advertising Fees so as to benefit any particular franchisee or group of franchisees on a pro rata or proportional basis or otherwise.  Company may make copies of advertising materials available to Franchisee with or without additional reasonable charge, as determined by Company.  Any additional advertising shall be at the sole cost and expense of Franchisee.

9.4.4        Upon written request, Company shall furnish to Franchisee within 120 days after the end of each calendar year, a report for the preceding year, prepared and certified correct by an officer of the Company containing the calculations of the Advertising Fees which Company actually expended during such calendar year and the amount remaining which shall be carried over for use during the following year(s).

9.5           Telephone Numbers and Directory Advertising.  In addition to the Advertising Fees, local advertising, and Franchisee's required expenditures for Co-op Advertising, Franchisee shall, at its sole expense, subscribe for and maintain throughout the Term, or such lesser period designated by Company, one or more listed telephone numbers which shall be listed in the white pages of such telephone directory or directories as Company may designate or approve which service Franchisee's Location and adjacent or nearby areas.  Company reserves the right to establish general standards concerning directory and other types of advertising.

9.6           Promotional Campaigns.  From time to time during the term hereof, Company shall have the right to establish and conduct promotional campaigns on a national or regional basis, which may by way of illustration and not limitation promote particular products or marketing themes.  Franchisee agrees to participate in such promotional campaigns upon such terms and conditions as the Company may establish.  Franchisee acknowledges and agrees that such participation may require Franchisee to purchase point of sale advertising material, posters, flyers, product displays and other promotional material, and to the extent permitted by Applicable Law may establish the maximum prices which Franchisee may impose for products offered in the promotion.

ARTICLE 10

DISTRIBUTION AND PURCHASE OF

EQUIPMENT, SUPPLIES, AND OTHER PRODUCTS

10.1         Coffee and Diedrich Coffee Brand Products.

10.1.1      At all times throughout the Term, Franchisee shall purchase and maintain in inventory such types and quantities of Authorized Diedrich Coffee Products as are needed to meet reasonably anticipated consumer demand.  Franchisee shall purchase Diedrich Coffee Brand Products, and all roasted coffee beans and blends served, offered or sold at the “Diedrich Coffee” Coffeehouse, solely and exclusively from Company or its designated third party distributors or suppliers, and all such Diedrich Coffee Brand Products, roasted coffee beans and blends which are purchased from Company or its designated third party distributors or suppliers shall be used, offered and sold by Franchisee only on a retail basis, at the “Diedrich Coffee” Coffeehouse pursuant hereto, or at other “Diedrich Coffee” coffeehouses opened by Franchisee under Company's Marks and in accordance with the System pursuant to other validly subsisting franchise agreements with Company.

10.2         Proprietary Products.  Company may, from time to time throughout the Term hereof, require that Franchisee  purchase, use, offer and/or promote, and maintain in stock at the “Diedrich Coffee” Coffeehouse in such quantities as are needed to meet reasonably anticipated consumer demand, certain proprietary powder mixes and other ingredients and raw materials, which are manufactured in accordance with Company's proprietary recipes, specifications and/or formulas (“Proprietary Products”).  Franchisee shall purchase Proprietary Products only from Company (if it sells the same) or its designees.  If Franchisee shall purchase Proprietary Products from Company, Franchise shall purchase the same at Company's then current published prices charged to similarly situated franchisees, which may be changed or modified from time to time without prior notice, and which will include a profit to the Company.  Company shall not be obligated to reveal such recipes, specifications and/or formulas of such Proprietary Products to Franchisee, non-designated suppliers, or any other third parties.

10.3         Non-Proprietary Products.  Company may designate baked goods and other food and dairy products, condiments, beverages, paper goods, fixtures, furnishings, equipment (including espresso and coffee-making equipment), uniforms, supplies, menus, packaging, forms, POS and cash register systems, computer hardware, software, modems and peripheral equipment and other products, supplies and equipment other than Proprietary Products which Franchisee may or must use and/or offer and sell at the “Diedrich Coffee” Coffeehouse (“Non-Proprietary Products”).  Franchisee may, but shall not be obligated to, purchase such Non-Proprietary Products from Company, if Company supplies same.  Franchisee may use, offer or sell only such Non-Proprietary Products that Company has expressly authorized, or that were purchased or obtained from Company or a producer, manufacturer or supplier (“Supplier”) designated or approved by Company pursuant to Section 10.3.2 below.

10.3.1      Franchisee may purchase authorized Non-Proprietary Products from (i) Company, (ii) Suppliers designated by Company, or (iii) Suppliers selected by Franchisee and approved in writing by Company prior to Franchisee making such purchase(s).  Each such Supplier designated or approved by Company must comply with Company's usual and customary requirements regarding insurance, indemnification, and non-disclosure, and shall have demonstrated to the reasonable satisfaction of Company: (a) its ability to supply a Non-Proprietary Product meeting the specifications of Company, which may include, without limitation, specifications as to brand name and model, contents, quality, freshness and compliance with governmental standards and regulations; and (b) its reliability with respect to delivery and the consistent quality of its products or services.

10.3.2      If Franchisee should desire to procure authorized Non-Proprietary Products from a Supplier other than Company or one previously approved or designated by Company, Franchisee shall deliver written notice to Company of its desire to seek approval of such Supplier, which notice shall (i) identify the name and address of such Supplier, (ii) contain such information as may be requested by Company or required to be provided pursuant to the Manuals (which may include reasonable financial, operational and economic information regarding its business ), and (iii) identify the authorized Non-Proprietary Products desired to be purchased from such Supplier.  Company shall, upon request of Franchisee, furnish to Franchisee specifications for such Non-Proprietary Products if such are not contained in the Manuals.  The Company may thereupon request that the proposed Supplier furnish Company at no cost to Company product samples, specifications and such other information as Company may require.  Company or its representatives shall also be permitted to inspect the facilities of the proposed Supplier and establish economic terms, delivery, service and other requirements consistent with other distribution relationships for other “Diedrich Coffee” Coffeehouses.

(a)           Company will use its reasonable efforts to notify Franchisee of its decision within 90 days after Company's receipt of Franchisee's request for approval and other requested information and items in full compliance with Section 10.3.2.  Nothing in this Article shall require Company to approve any distributor, and without limiting Company's right to approve or disapprove a Supplier in its discretion, Franchisee acknowledges that it is generally disadvantageous to the system generally from a cost and service basis to have more than one distributor in any given market area and that among the other factors Company may consider in deciding whether to approve a proposed Supplier, it may consider the affect that such approval may have on the ability of Company and its franchisees to obtain the lowest distribution costs and on the quality and uniformity of products offered system-wide by Diedrich Coffee franchisees.  Company may revoke its approval upon the Supplier's failure to continue to meet any of Company's criteria.

(b)           As a further condition of such approval, Company may require such Supplier to agree in writing: (i) to provide from time to time upon Company's request free samples of any Non-Proprietary Product it intends to supply to Franchisee, (ii) to faithfully comply with Company's specifications for applicable Non-Proprietary Products sold by it, (iii) to sell any Non-Proprietary Product bearing the Marks only to franchisees of Company and only pursuant to a trademark license agreement in form prescribed by Company (which may require payment of a royalty), (iv) to provide to Company duplicate purchase invoices for Company's records and inspection purposes and (v) to otherwise comply with Company's reasonable requests.

(c)           Franchisee or the proposed Supplier shall pay to Company in advance all of Company's reasonably anticipated costs in reviewing the application of the Supplier to service the Franchisee and all current and future reasonable costs and expenses, including travel and living costs, related to inspecting, reinspecting and auditing the Suppliers' facilities, equipment, and food products, and all product testing costs paid by Company to third parties.

10.4         Purchases from Company, Extensions of Credit.

10.4.1      Company shall not be liable to Franchisee on account of any delay or failure in the manufacture, delivery or shipment of roasted coffee beans, blends or other products caused by events or circumstances beyond Company's reasonable control including such events as labor or material shortages, conditions of supply and demand, import/export restrictions, or disruptions in Company's supply sources.

10.4.2      All product orders by Franchisee shall be subject to acceptance by Company at Company's designated offices, and Company reserves the right to accept or reject, in whole or in part, any order placed by Franchisee.  Company will establish the payment terms upon which it will accept Franchisee's orders, and may require Franchisee to pay for orders on a cash-in-advance or cash-on-delivery basis.

10.4.3      Each order placed by Franchisee for any product shall be deemed to incorporate all of the terms and conditions of this Agreement, shall be deemed subordinate to this Agreement in any instance where any term or condition of such order conflicts with any term or condition of this Agreement, and shall include such information as Company may from time to time specify, and shall be submitted on such form of purchase order as my be prescribed by Company from time to time.  No purchase order submitted by Franchisee shall contain any terms except as approved in writing by Company, nor be deemed complete unless all of the information required by the prescribed purchase order form, as revised from time to time, is provided by Franchisee.  No new or additional term or condition contained in any order placed by Franchisee shall be deemed valid, effective or accepted by Company unless such term or condition shall have been expressly accepted by Company in writing.

10.5         Purchase/Distribution Programs.  Franchisee agrees that at such times that Company establishes a regional purchase or distribution program, or both, for any of the Franchisee's goods, raw materials or supplies, which may benefit Franchisee by reduced price, lower labor costs, production of improved Authorized Product(s), increased reliability in supply, improved distribution, cost control (establishment of consistent pricing for reasonable periods to avoid market fluctuations), improved operations by Franchisee or other tangible benefits to Franchisee, Franchisee will participate in such purchasing program in accordance with the terms of such program.

10.6         Test Marketing.  Company may, from time to time, require Franchisee to test market products and/or services in connection with the operation of the “Diedrich Coffee” Coffeehouse.  Franchisee shall cooperate with Company in connection with  the conduct of such test marketing programs and shall comply with the Company's rules and regulations established from time to time in connection herewith.

ARTICLE 11

REPORTS, BOOKS AND RECORDS, INSPECTIONS

11.1         General Reporting.  Franchisee shall submit monthly financial reporting forms and such other financial, operational and statistical information as Company may require to: (i) assist Franchisee in the operation of its “Diedrich Coffee” Coffeehouse in accordance with the System; (ii) allow Company to monitor the Franchisee's Gross Sales, purchases, costs and expenses; (iii) enable Company to develop chain wide statistics which may improve bulk purchasing; (iv) assist Company in the development of new Authorized Products or the removal of existing unsuccessful products; (v) enable Company to refine existing Authorized Diedrich Coffee Products; (vi) generally improve chain-wide understanding of the System (collectively, the “Information”).  Without limiting the generality of the foregoing:

11.1.1      Franchisee will allow Company to poll on a daily basis at a time selected by the Company the Franchisee's “Diedrich Coffee” Coffeehouse computerized POS system to retrieve sales, usage, and operations data.

11.1.2      On or before noon (pacific standard time) each Friday, during the Term hereof, Franchisee shall submit a weekly sales summary, on a form prescribed by Company, reporting all Gross Sales for the preceding week (defined as the seven day period beginning each Thursday and ending on the following Wednesday) either by electronic mail (“e-mail”), by facsimile or, by any other electronic means prescribed by Company.

11.1.3      On or before the 10th day of each month, or fiscal period (if Franchisee has adopted Company's fiscal accounting cycle as described in Article 4 above), during the Term hereof, Franchisee shall submit a monthly sales summary signed by Franchisee, on a form prescribed by Company, reporting all Gross Sales for the preceding month, or fiscal period as applicable, together with such additional financial information as Company may from time to time request.

11.1.4      On or before the 30th day following each calendar quarter during the Term hereof, Franchisee shall submit to Company financial statements for the preceding quarter, including a Balance Sheet and Profit and Loss Statement, prepared in the form and manner prescribed by the Company and in accordance with generally accepted accounting principles, which shall be certified by Franchisee to be accurate and complete.  Franchisee shall also provide Company with quarterly sales and menu mix data in the format and manner prescribed by Company.

11.1.5      Franchisee shall submit to Company a semi-annual Profit and Loss Statement, signed and certified by Franchisee.  The Profit and Loss Statement shall be prepared by a Certified or Public Accountant, in accordance with generally accepted accounting principles, and shall provide Franchisee's sales, expenses and financial status with respect to Franchisee's “Diedrich Coffee” Coffeehouse.  Franchisee shall submit to Company a copy of the original signed 1120 or 1120S tax form each and every year or any other forms which take the place of the 1120 or 1120S forms.  Franchisee shall also provide Company with copies of signed original sales and use tax forms contemporaneously with their filing with the appropriate state or local authority.  Company reserves the right to require such further information concerning Franchisee's “Diedrich Coffee” Coffeehouse as Company may from time to time reasonably request.

11.1.6      Within 60 days following the end of each calendar year, Franchisee shall submit to Company an unaudited annual financial statement prepared in accordance with generally accepted accounting principles, and in such form and manner prescribed by Company, which shall be certified by Franchisee to be accurate and complete.

11.1.7      Franchisee shall immediately (in no event more than 24 hours following) notify Company of any (a) incident that may adversely affect the operation or financial condition of Franchisee's “Diedrich Coffee” Coffeehouse, Company or its affiliates; (b) legal action (including the commencement of a suit or proceeding, or the threat thereof), (c) issuance of any writ, order, injunction, award or decree of any court, agency or Government authority, including any citation, fine or closing order, or (d) any other adverse inquiry, notice, demand or sanction received by Franchisee relating to the operation of the “Diedrich Coffee” Coffeehouse or Location, including any alleged violation of any Applicable Law, including health, safety or employment law violations, and including any labor dispute or actual or threatened labor strike, work stoppage, lock-out or other incident relating to any labor agreement, and shall provide Company with copies of all related correspondence and other communications and information relating thereto.

11.2         Inspections.  Company's authorized representatives shall have the right to enter Franchisee's Location and “Diedrich Coffee” Coffeehouse during business hours, with or without notice, without unreasonably disrupting Franchisee's business operations, for the purposes of examining same, conferring with Franchisee's employees, inspecting and checking operations, food, beverages, furnishings, interior and exterior decor, supplies, fixtures, and equipment, and determining whether the business is being conducted in accordance with this Agreement, the System and the Manuals.  If any such inspection indicates any deficiency or unsatisfactory condition with respect to any matter required under this Agreement or the Manuals, including but not limited to quality, cleanliness, service, health and authorized product line, Company will notify Franchisee in writing of Franchisee's non-compliance with the Manuals, the System, or this Agreement.  Franchisee shall have 24 hours after receipt of such notice, or such other greater time period as Company in its sole discretion may provide, to correct or repair such deficiency or unsatisfactory condition, if it can be corrected or repaired within such period of time.  If not, Franchisee shall within such time period commence such correction or repair and thereafter diligently pursue it to completion.

11.3         Audits.  Upon 10 days prior written notice, Company, its agents or representatives may audit Franchisee's books and records in accordance with generally accepted standards established by certified public accountants.  In connection with such audit(s) or other operational visits, Franchisee shall keep its cash receipts records, monthly control forms, accounts payable records including all payments to Franchisee's Suppliers in its “Diedrich Coffee” Coffeehouse or at its business office for 5 years after their due date, which records shall be available for examination by Company or its representative(s), at Company's request.  Without any prior written notice, Company, its agents or representatives may inspect Franchisee's entire “Diedrich Coffee” Coffeehouse and Franchisee's daily, weekly and monthly statistical information which is required under the Manuals.  Franchisee shall make such information available for such inspections in recognition that an operational inspection cannot succeed without review of essential statistical information.  If any audit or other investigation reveals an under-reporting or under-recording error of 5% percent or more, then in addition to any other sums due, the expenses of the audit/inspection shall be borne and paid by Franchisee upon billing by Company, plus interest at the highest compound rate authorized by law, but not to exceed the rate of 15% percent per annum.

ARTICLE 12

MARKS

12.1         Use of Marks.  Subject to Section 12.7, the “Diedrich Coffee” Coffeehouse herein licensed and franchised shall be named “Diedrich Coffee” without any suffix or prefix attached thereto and Franchisee shall use and display such of the Company's Marks and such signs, advertising and slogans as Company may from time to time prescribe or approve.  Upon expiration or sooner termination of this Agreement, Company may, if Franchisee does not do so, execute in Franchisee's name and on Franchisee's behalf, any and all documents necessary in Company's judgment to end and cause the discontinuance of Franchisee's use of the Marks and Company is hereby irrevocably appointed and designated as Franchisee's attorney-in-fact so to do.

12.2         Non-Use of Trade Name.  If Franchisee is a Business Entity, it shall not use Company's Marks, or Company's trade name, or any words or symbols which are confusingly similar to the Marks, as all or part of Franchisee's name.

12.3         Use of Other Marks.  Franchisee shall not display the trademark, service mark, trade name, insignia or logotype of any other person or Business Entity in connection with the operation of the “Diedrich Coffee” Coffeehouse.

12.4         Non-ownership of Marks.  Nothing herein shall give Franchisee any right, title or interest in or to any of the Marks, except a mere privilege and license during the term hereof, to display and use the same according to the terms and conditions herein contained.

12.5         Defense of Marks.  If Franchisee receives notice, or is informed, of any claim, suit or demand against Franchisee on account of any alleged infringement, unfair competition, or similar matter on account of its use of the Marks in accordance with the terms of this Agreement, Franchisee shall promptly notify Company of any such claim, suit or demand.  Thereupon, Company shall take such action as it may deem necessary and appropriate to protect and defend Franchisee against any such claim by any third party; Company shall not be obligated to take any such action, however.  Franchisee shall not settle or compromise any such claim by a third party without the prior written consent of Company.  Company shall have the sole right to defend, compromise or settle any such claim, in its discretion, at Company's sole cost and expense, using attorneys of its own choosing, and Franchisee shall cooperate fully with Company in connection with the defense of any such claim.  Franchisee may participate at its own expense in such defense or settlement, but Company's decisions with regard thereto shall be final.

12.6         Prosecution of Infringers.  If Franchisee shall receive notice or is informed or learns that any third party, which it believes to be unauthorized to use the Marks, is using the Marks or any variant thereof, Franchisee shall promptly notify Company of the facts relating to such alleged infringing use.  Thereupon, Company shall, in its sole discretion, determine whether or not it wishes to take any action against such third person on account of such alleged infringement of the

Marks.  Franchisee shall have no right to make any demand against any such alleged infringer or to prosecute any claim of any kind or nature whatsoever against such alleged infringer for or on account of such infringement.

12.7         Modification of Marks.  From time to time, in the Manuals or in directives or bulletins supplemental thereto, Company may add to, delete or modify any or all of the Marks.  Franchisee shall use, or cease using, as may be applicable, the Marks, including but not limited to, any such modified or additional trade names, trademarks, service marks, logotypes and commercial symbols, in strict accordance with the procedures, policies, rules and regulations contained in the Manuals or in written directives issued by Company to Franchisee, as though they were specifically set forth in this Agreement.

12.8         Acts in Derogation of the Marks.  Franchisee agrees that the Marks are the exclusive property of Company and Franchisee now asserts no claim and will hereafter assert no claim to any goodwill, reputation or ownership thereof by virtue of Franchisee's licensed and/or franchised use thereof, or otherwise.  Franchisee shall not do or permit any act or thing to be done in derogation of any of the rights of Company in connection with the same, either during the Term of this Agreement or thereafter, and that it will use the Marks only for the uses and in the manner licensed and/or franchised hereunder and as herein provided.  Without limiting the foregoing, Franchisee shall not interfere in any manner with, or attempt to prohibit, the use of Company's Marks by any other franchisee or licensee of Company.

12.9         Assumed Name Registration.  Franchisee agrees to obtain any fictitious or assumed name registration required under applicable law.  Promptly upon the expiration or termination of this Agreement for any reason whatsoever, Franchisee shall promptly execute and file such documents as may be necessary to revoke or terminate such assumed name registration, and if Franchisee shall fail to promptly execute and file such documents as may be necessary to effectively revoke and terminate such assumed name registration, Franchisee hereby irrevocably appoints Company as its attorney-in-fact to do so for and on behalf of Franchisee.

ARTICLE 13

COVENANTS REGARDING OTHER BUSINESS INTERESTS

13.1         Non-Competition.  Franchisee acknowledges that the Diedrich Coffee System is unique and distinctive and has been developed by Company at great effort, time, and expense, and that Franchisee has regular and continuing access to valuable and confidential information and training regarding the Diedrich Coffee System.  Franchisee recognizes its obligations to keep confidential such information as set forth herein.  Franchisee therefore agrees as follows:

13.1.1      During the Term, no Restricted Person shall in any capacity, either directly or indirectly, through one or more subsidiaries or affiliated companies, engage in any Competitive Activities at any location; provided that with Company's prior written consent, which

Company will not unreasonably withhold, a Restricted Person may own and operate one or more restaurants, or any other retail establishment, which sells brewed coffee, espresso or coffee products if and for so long as such restaurant, or retail establishment, does not derive 20% or more of its gross revenues from the sale of espresso drinks, brewed coffee, roasted coffee beans and blends, premium teas, and coffee-related products and equipment, or any of them, during any day part.

13.1.2      Upon the expiration or termination of this Agreement, or if Franchisee shall make any Assignment to any person or Business Entity, or if any Owner, officer or director of Franchisee shall terminate his or her relationship with Franchisee, then for a period of 24 months thereafter, each person who was a Restricted Person before that event shall not in any capacity, either directly or indirectly, through one or more subsidiaries or affiliated companies, engage in any Competitive Activities, (i) within the County in which any “Diedrich Coffee” Coffeehouse operated by Franchisee is or was located, or (ii) within an area within ten (10) miles from the location or any then existing “Diedrich Coffee” Coffeehouse; provided that, with Company's prior written consent, which Company will not unreasonably withhold, the  former Restricted Person may own and operate one or more restaurants, or any other retail establishment, which sells brewed coffee, espresso or coffee products if and for so long as such restaurant, or retail establishment, does not derive 20% or more of its gross revenues from the sale of espresso drinks, brewed coffee, roasted coffee beans and blends, premium teas, and coffee-related products and equipment, or any of them, during any day part.

13.1.3      The parties have attempted in Sections 13.1.1 and 13.1.2 above to limit the Restricted Person's right to compete only to the extent necessary to protect the Company from unfair competition.  The parties hereby expressly agree that if the scope or enforceability of Section 13.1.1 and 13.1.2 is disputed at any time by a Restricted Person, a court or arbitrator, as the case may be, may modify either or both of such provisions to the extent that it deems necessary to make such provision(s) enforceable under Applicable Law.  In addition, the Company reserves the right to reduce the scope of either, or both, of said provisions without the consent of Franchisee or any Restricted Person, at any time or times, effective immediately upon notice to Franchisee.

13.2         Confidential Information

13.2.1      Company possesses and continues to develop, and during the course of the relationship established hereunder, Franchisee shall have access to, trade secrets and other proprietary and confidential information, including, without limitation, the Manuals, recipes, secret ingredients, specifications, procedures, concepts and methods and techniques of operating the “Diedrich Coffee” Coffeehouse and producing Authorized Diedrich Coffee Products (the “Confidential Information”).  Company will disclose certain of its Confidential Information to Franchisee in the Manuals, bulletins, supplements, confidential correspondence, or other confidential communications, and through the Company's training program and other guidance and management assistance, and in performing Company's other obligations and exercising Company's rights under this Agreement.  Confidential Information shall not include information which: (a) has entered the public domain or was known to Franchisee prior to Company's disclosure of such information to

Franchisee, other than by the breach of an obligation of confidentiality owed (by anyone) to Company; or (b) becomes known to Franchisee from a source other than Company and other than by the breach of an obligation of confidentiality owed (by anyone) to Company.  The burden of proving the applicability of the foregoing will reside with Franchisee.

13.2.2      Franchisee shall acquire no interest in the Confidential Information other than the right to use them in developing and operating the Business during the Term of this Agreement.  Franchisee's duplication or use of any Confidential Information in any other endeavor or business shall constitute an unfair method of competition.  Franchisee shall: (i) not use the Confidential Information in any business or other endeavor other than in connection with Franchisee's “Diedrich Coffee” Coffeehouse; (ii) maintain absolute confidentiality of the Confidential Information during and after the Term of this Agreement; (iii) make no unauthorized copy of any portion of the Confidential Information, including without limitation, the Manuals, bulletins, supplements, confidential correspondence, or other confidential communications, whether written or oral; and (iv) operate and implement all reasonable procedures prescribed from time to time by Company to prevent unauthorized use and disclosure of the Confidential Information, including without limitation, restrictions on disclosure to employees and use of non-disclosure and non-competition provisions as Company prescribes in employment agreements with employees who may have access to the Confidential Information.  Promptly upon Company's request, Franchisee shall deliver executed copies of such agreements to Company.

13.2.3      In the event any portion of the above covenants violates laws affecting Franchisee, or is held invalid or unenforceable in a final judgment to which Company and Franchisee are parties, then the maximum legally allowable restriction permitted by law shall control and bind Franchisee.  Company may at any time unilaterally reduce the scope of any part of the above covenants, and Franchisee shall comply with any such reduced covenant upon receipt of written notice.  The provisions of this Section 13.2 shall be in addition to and not in lieu of any other confidentiality obligation of Franchisee, or any other person, whether pursuant to another agreement, or pursuant to Applicable Law.

13.3         Franchisee's Affiliates.  For purposes of this Article only, “Franchisee” shall mean and include the individual Franchisee; Franchisee's spouse and minor children and its Owners, officers and directors if Franchisee is a Business Entity and Franchisee shall, except as Company may otherwise agree, cause each such person to acknowledge and agree to be bound by the provisions of Sections 13.1 and 13.2.  The provisions of this Article shall not limit, restrain or otherwise affect any right or cause of action which may accrue to Company for any infringement of, violation of, or interference with, this Agreement, or Company's Marks, System or Confidential Information.

ARTICLE 14

INTERFERENCE WITH EMPLOYMENT RELATIONS

14.1         Prohibitions During Term. During the Term of this Agreement, Franchisee shall not, without the prior written consent of Company, directly or indirectly: (a) employ or attempt to employ any person who at that time is employed by Company, an affiliate of Company, or any other franchisee or area developer of Company, including, without limitation, any coffeehouse manager or assistant coffeehouse manager; (b) employ or attempt to employ any person who within six (6) months prior thereto had been employed by Company, an affiliate of Company, or any other franchisee or area developer of Company; or (c) induce or attempt to induce any person to leave his or her employment with Company, an affiliate of Company, or any other franchisee or area developer of Company.

14.2         Prohibitions After Term. The prohibitions set forth in Section 14.1 above shall also apply during the one (1) year period after the expiration or termination of this Agreement.

14.3         Prohibitions Applicable to Company. During the Term of this Agreement, Company shall not, without the prior written consent of Franchisee, directly or indirectly: (a) employ or attempt to employ any person who at that time is employed by Franchisee or an affiliate of Franchisee; or (b) induce or attempt to induce any person to leave his or her employment with Franchisee or an affiliate of Franchisee.

ARTICLE 15

NATURE OF INTEREST, ASSIGNMENT

15.1         Assignment by Company. This Agreement is fully transferable by Company, in whole or in part, without the consent of Franchisee and shall inure to the benefit of any transferee or their legal successor to Company's interests herein; provided, however, that such transferee and successor shall expressly agree to assume Company's obligations under this Agreement.  Without limiting the foregoing, Company may (i) assign any or all of its rights and obligations under this Agreement to a subsidiary or affiliated entity; (ii) sell its assets, its Marks, or its System outright to a third party (including or subject to this Agreement); (iii) go public; (iv) engage in a private placement of some or all of its securities; (v) merge, acquire other corporations, or be acquired by another corporation; or (vi) undertake a refinancing, recapitalization, leveraged buy-out or other economic or financial restructuring.  Company shall be permitted to perform such actions without liability or obligation to Franchisee who expressly and specifically waives any claims, demands or damages arising from or related to any or all of the above actions (or variations thereof). Company shall have no liability for the performance of any obligations contained in this Agreement after the effective date of such transfer or assignment.

15.2         Assignment by Franchisee.

15.2.1      The rights and duties created by this Agreement are personal to Franchisee.  Accordingly, except as otherwise may be permitted herein, neither Franchisee nor any person with an interest in Franchisee shall directly or indirectly sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber any direct or indirect interest in this Agreement or in all or substantially all of the assets of the “Diedrich Coffee” Coffeehouse, voluntarily or involuntarily, in whole or in part, by operation of law or otherwise (an “Assignment”), without Company's prior written consent, which consent may be withheld for any reason whatsoever in Company's sole subjective judgment.  Any such purported Assignment occurring by operation of law or otherwise without Company's prior written consent shall constitute a default of this Agreement by Franchisee, and shall be null and void.  Except in the instance of Franchisee advertising to sell its “Diedrich Coffee” Coffeehouse pursuant to the terms hereof, Franchisee shall not, without Company's prior written consent, offer for sale or transfer at public or private auction or advertise publicly for sale or transfer, the furnishings, interior and exterior decor items, supplies, fixtures, equipment, Franchisee's Lease or the real or personal property used in connection with Franchisee's “Diedrich Coffee” Coffeehouse. Franchisee shall not subfranchise, subcontract, share, divide or partition this Agreement, and nothing in this Agreement will be construed as granting Franchisee the right to do so.

15.2.2      If Franchisee is a Business Entity, each of the following shall be deemed to be an Assignment of this Agreement: (i) the sale, assignment, transfer, conveyance, gift, pledge, mortgage, or other encumbrance of 50% or more in the aggregate, whether in one or more transactions, of the capital stock, membership interests or voting power of Franchisee, by operation of law or otherwise or any other event(s) or transaction(s) which, directly or indirectly, effectively changes management control of Franchisee; (ii) the issuance of any securities by Franchisee which itself or in combination with any other transaction(s) results in the shareholders, members or partners existing as of the Effective Date, as applicable, owning 50% or less of the outstanding shares, membership interests or voting power of Franchisee as constituted as of the date hereof; (iii) if Franchisee is a Partnership, the withdrawal, death or legal incapacity of a general partner or limited partner owning 50% or more of the Partnership Rights of the Partnership, or the admission of any additional general partner or the transfer by any general partner of any of its Partnership Rights in the Partnership; (iv) the death or legal incapacity of any shareholder, member or partner owning 50% or more of the capital stock, voting power, or Partnership Rights of Franchisee; and (v) any merger, stock redemption, consolidation, reorganization, recapitalization or other transfer control of the Franchisee, however effected.

Without limiting Company's discretion in granting or withholding its consent to any Assignment, Company may impose any or all of the following conditions thereto:

15.2.3      Upon the execution of this Agreement and upon each direct or indirect transfer of an interest in this Agreement or in Franchisee and at any other time upon Company's request, Franchisee shall, within 5 days prior to such transfer or at any other time at Company's request, furnish Company with an estoppel agreement indicating any and all causes of action, if any, that Franchisee may have against Company or if none exist, so stating, and a list of all Owners having an interest in this Agreement or in Franchisee, the percentage interest of Owner, and a list of all officers and directors, in such form as Company may require;

15.2.4      Franchisee's written request for consent to any Assignment must be accompanied by an offer to Company of a right of first refusal at the same cash price offered by any bona fide buyer (the proposed buyer may not offer non-cash consideration).  Company shall have the right and option, exercisable within 15 days after receipt of such written notification, to send written notice to Franchisee or such person that Company or its third-party designee, intends to purchase the interest which is proposed to be transferred, on the same terms and conditions offered by the third party.  If Company accepts such offer, the training and transfer/administrative fees due by Franchisee in accordance with Section 15.2.12 shall be waived by Company.  Any material change in the terms of an offer prior to closing shall cause it to be deemed a new offer, subject to the same right of first refusal by Company, or its third-party designee, as in the case of the initial offer.  Company's failure to exercise such option shall not constitute a waiver of any other provision of this Agreement, including any of the requirements of this Article with respect to the proposed transfer;

15.2.5      The Franchisee is not in default under the terms of this Agreement, the Manuals or any other obligations owed Company, and all of its then-due monetary obligations to Company have been paid in full;

15.2.6      The Franchisee and its Owners, if the Franchisee is a Business Entity, have executed a general release under seal, in a form prescribed by Company, of any and all claims against Company, its affiliates, subsidiaries, shareholders, directors, officers, and employees;

15.2.7      The transferee/assignee has demonstrated to Company's satisfaction that it meets all of Company's then-current requirements for new Franchisees or for holders of an interest in a franchise, including, without limitation, possession of good moral character and reputation, satisfactory credit ratings, acceptable business qualifications, and the ability to fully comply with the terms of this Agreement;

15.2.8      The transferee/assignee has assumed this Agreement by a written assumption agreement approved by Company, or has agreed to do so at closing, and at closing executes an assumption agreement approved by Company;

15.2.9      The transferee/assignee, its manager or other employees responsible for the operation of the “Diedrich Coffee” Coffeehouse have satisfactorily completed Company's training program;

15.2.10    The transferee/assignee executes such other documents as Company may require, including a replacement franchise agreement on the form then currently being provided to prospective franchisees, or if not then being so provided, then such form selected by the Company which previously shall have been delivered to and executed by a franchisee or area developer of Company.

15.2.11    The Franchisee transfers all Franchise Agreements between Franchisee and Company to the same transferee/assignee; and

15.2.12    Upon submission Franchisee's request for Company's consent to any proposed Assignment, Franchisee shall pay to Company a transfer fee (“Transfer Fee”) equal to the greater of: (a) 2% of all consideration received or receivable, directly or indirectly, by Franchisee in connection with the Assignment, or (b) the sum of (i) a $15,000 training fee (payable only for the first assigned franchise agreement in the case of multiple franchise agreements being assigned simultaneously to the same assignee) plus (ii) a $1,500 administrative/transfer fee (not limited to the first assigned franchise agreement in the case of multiple franchise agreements being assigned simultaneously to the same assignee).

15.2.13    Company's consent to a transfer shall not constitute a waiver of any claims it may have against the transferring party arising out of this Agreement or otherwise.

15.3         Business Entity Franchisee.  If a Franchisee is a Business Entity, the following provisions will apply:

15.3.1      Franchisee represents and warrants that the information set forth in Exhibit “B”, which is annexed hereto and by this reference made a part hereof, is accurate and complete in all material respects.  Franchisee shall notify Company in writing within 10 days of any change in the information set forth in Exhibit “B.”  Franchisee promptly shall provide such additional information as Company may from time to time request concerning all persons who may have any direct or indirect financial interest in Franchisee.

15.3.2      All of Franchisee's organizational documents (including articles of partnership, partnership agreements, articles of incorporation, bylaws, shareholders agreements, trust instruments, or their equivalent) will provide that the issuance and transfer of any interest in Franchisee is restricted by the terms of this Agreement, and that sole purpose for which Franchisee is formed (and the sole activity in which Franchisee is or will be engaged) is the development and operation of “Diedrich Coffee” Coffeehouses, pursuant to one or more franchise agreements from Company.  Franchisee shall submit to Company, upon the execution of this Agreement and thereafter from time to time upon Company's request, a resolution of Franchisee (or its governing body) confirming that Franchisee is in compliance with this provision.

15.3.3      Upon the execution of this Agreement, upon each transfer of an interest in Franchisee, and at any other time upon Company's request, all holders of a 10% or greater interest in Franchisee will execute a written agreement in a form prescribed by Company, the current form of which is attached hereto as of Exhibit “C”, personally, irrevocably and unconditionally guarantees, jointly and severally, with all other holders of a 10% or greater interest in Franchisee the full payment and performance of Franchisee's obligations to Company and to Company's affiliates.

ARTICLE 16

DEFAULT AND TERMINATION

16.1         General.  Company shall have the right to terminate this Agreement prior to its scheduled expiration date pursuant to Section 3.1 only for “cause”.  “Cause” is hereby defined as a material breach of this Agreement.  Company shall exercise its right to terminate this Agreement upon notice to Franchisee upon the following circumstances and manners.

16.2         Automatic Termination Without Notice.  Subject to Applicable Laws of the jurisdiction in which Franchisee's “Diedrich Coffee” Coffeehouse is located to the contrary, Franchisee shall be deemed to be in default under this Agreement, and all rights granted herein shall automatically terminate without notice to Franchisee if: (i) Franchisee shall be adjudicated bankrupt or judicially determined to be insolvent (subject to any contrary provisions of any applicable state or federal laws), shall admit to its inability to meet its financial obligations as they become due, or shall make a disposition for the benefit of its creditors; (ii) Franchisee shall allow a judgment against him in the amount of more than $5,000 to remain unsatisfied for a period of more than 30 days (unless a supersedeas or other appeal bond has been filed); (iii) the “Diedrich Coffee” Coffeehouse or Location, or the Franchisee's assets are seized, taken over or foreclosed by a government official in the exercise of its duties, or seized, taken over, or foreclosed by a creditor or lienholder provided that a final judgment against the Franchisee remains unsatisfied for 30) days (unless a supersedes or other appeal bond has been filed); (iv) a levy of execution of attachment has been made upon the license granted by this Agreement or upon any property used in the “Diedrich Coffee” Coffeehouse, and it is not discharged within 5 days of such levy or attachment; (v) Franchisee permits any mechanics lien to attach to the “Diedrich Coffee” Coffeehouse or to any equipment or other Leasehold Improvements; (vi) Franchisee allows or permits any judgment to be entered against Company or its subsidiaries or affiliated corporations, arising out of or relating to the operation of Franchisee's “Diedrich Coffee” Coffeehouse; or (vii) Franchisee is convicted of any felony, or any criminal misconduct relevant to the operation of the “Diedrich Coffee” Coffeehouse.

16.3         Option to Terminate Without Notice.  Franchisee shall be deemed to be in default and Company may, at its option, terminate this Agreement and all rights granted hereunder, without affording Franchisee any opportunity to cure the default, effective immediately upon receipt of notice by Company upon the occurrence of any of the following events:

16.3.1      Abandonment.  If Franchisee shall abandon the “Diedrich Coffee” Coffeehouse.  For purposes of this Agreement, “abandon” shall refer to (i) Franchisee's failure, at any time during the term of this Agreement, to keep the “Diedrich Coffee” Coffeehouse open and operating for business for a period of 5 consecutive days, except as provided in the Manuals, (ii) Franchisee's failure to keep the “Diedrich Coffee” Coffeehouse open and operating for any period after which it is not unreasonable under the facts and circumstances for Company to conclude that

Franchisee does not intend to continue to operate the franchise, unless such failure to operate is due to fire, flood, earthquake or other similar causes beyond Franchisee's control, and (iii) failure to actively and continuously maintain and answer Franchisee's telephone;

16.3.2      Assignment, Death or Incapacity.  If Franchisee shall purport to make any Assignment without the prior written consent of Company; provided, however, that on written request and on condition that the “Diedrich Coffee” Coffeehouse continues to be operated in conformity with this Agreement, (i) upon the death or legal incapacity of a Franchisee who is an individual, Company shall allow up to 6 months after such death or legal incapacity for the heirs, personal representatives, or conservators (the “Heirs”) of Franchisee either to enter into a new Franchise Agreement upon Company's then current form (except that no initial franchise fee or transfer fee shall be charged), if Company is subjectively satisfied that the Heirs meet Company's standards and qualifications, or if not so satisfied to allow the Heirs to sell the “Diedrich Coffee” Coffeehouse to a person approved by Company, or (ii) upon the death or legal incapacity of an Owner owning 50% or more of the capital stock, membership interests or voting power of a corporate or limited liability company Franchisee, or a general or limited partner owning 50% or more of any of the Partnership Rights of a Franchisee which is a Partnership, Company shall allow a period of up to 6 months after such death or legal incapacity for the Heirs to seek and obtain Company's consent to the transfer or Assignment of such stock, membership interests or Partnership Rights to the Heirs or to another person acceptable by Company.  If, within said 6 month period, the Heirs fail either to enter into a new franchise agreement or to sell the “Diedrich Coffee” Coffeehouse to a person approved by Company pursuant to Section 15.2, or fail either to receive Company's consent to the Assignment of such stock, membership interest or Partnership Rights to the Heirs or to another person acceptable by Company, as provided in Section 15.2, this Agreement shall thereupon automatically terminate;

16.3.3      Repeated Defaults.  If Franchisee shall default in any material obligation as to which Franchisee has previously received 3 or more written notices of default from Company setting forth the material breach complained of within the preceding 12 months, such repeated course of conduct shall itself be grounds for termination of this Agreement without further notice or opportunity to cure;

16.3.4      Misrepresentation.  If Franchisee makes any material misrepresentations relating to the acquisition of the “Diedrich Coffee” Coffeehouse.

16.3.5      Violation of Law.  If Franchisee fails, for a period of 10 days after having received notification of noncompliance from Company or any governmental or quasi-governmental agency or authority, to comply with any federal, state or local law or regulation applicable to the operation of the “Diedrich Coffee” Coffeehouse;

16.3.6      Health or Safety Violations.  Franchisee's conduct of the “Diedrich Coffee” Coffeehouse licensed pursuant to this Agreement is so contrary to this Agreement, the System and the Manuals as to constitute an imminent danger to the public health (for example, selling spoiled food knowing that the food products are spoiled or allowing a dangerous condition arising from a failure to strictly comply with any health code or ordinance or other Applicable Law to continue despite Franchisee's knowledge of such condition), or selling expired or other unauthorized products to the public after notice of default and continuing to sell such products whether or not Franchisee has cured the default after one or more notices;

16.3.7      Unfair Competition.  Any violation by Franchisee of Section 13.1; Franchisee's disclosure or use in violation of this Agreement of the contents of the Manual, or any other Confidential Information provided to Franchisee by Company;

16.3.8      Under Reporting.  If an audit or investigation conducted by Company hereof discloses that Franchisee has knowingly maintained false books or records, or submitted false reports to Company, or knowingly understated its Gross Sales or withheld the reporting of same as herein provided;

16.3.9      Criminal Offenses.  If Franchisee is convicted of a felony or any other crime or offense that is reasonably likely, in the sole opinion of Company, to adversely affect the System, the Marks, the goodwill associated therewith, or Company's interest therein;

16.3.10    Intellectual Property.  If Franchisee misuses or makes any unauthorized use of the Marks or otherwise materially impairs the goodwill associated therewith or Company's rights therein, or which reflects materially and unfavorably upon the operation and reputation of the “Diedrich Coffee” Coffeehouse or System.

16.3.11    Termination of Other Agreements.  If Franchisee or any of its affiliates is party to any other Development Agreement, Sublease, Management Agreement, Promissory Note, or Franchise Agreements with Company, and that other agreement is terminated by Company for default by Franchisee (after any applicable right to cure).  Notwithstanding the foregoing, however, Company may not terminate this Agreement if the other agreement is a Development Agreement, and the only grounds for termination of that Development Agreement is failure by Franchisee to meet its minimum development obligations under the Development Agreement.

16.4         Termination With Notice and Opportunity To Cure.  Except for any default by Franchisee under Sections 16.2 or 16.3, or as otherwise expressly provided in this Agreement, Franchisee shall have 10 days (5 days in the case of any default in the timely payment of sums due to Company or its affiliates), after Company's written notice of default within which to remedy any default under this Agreement, and to provide evidence of such remedy to Company.  If any such default is not cured within that time period, or such longer time period as Applicable Law may require or as Company may specify in the notice of default, this Agreement and all rights granted by it shall thereupon automatically terminate without further notice or opportunity to cure.

Franchisee shall be in material default under this Article for any failure to comply with any of the requirements imposed by this Agreement.  Such material defaults shall include the occurrence of any one or more of the following events:

16.4.1      Franchisee's failure, refusal, or neglect to promptly pay any monies owed to Company, its subsidiaries or affiliates, or any Advertising Co-op, when due, or to submit the financial or other information required by Company under this Agreement;

16.4.2      Franchisee's failure to maintain the standards specified by Company in the Manual or otherwise;

16.4.3      Franchisee's failure, refusal or neglect to obtain Company's prior written approval or consent as required by this Agreement;

16.4.4      Franchisee's misuse or unauthorized use of Company's Marks or other material impairment of the goodwill associated therewith or Company's rights therein;

16.4.5      Franchisee's commencement of or conducting any business operation, or marketing of any product, under a name or mark which, in Company's reasonable opinion, is confusingly similar to Company's Marks;

16.4.6      Franchisee's default, without cure after the applicable grace period, under any Lease, mortgage, or deed of trust covering the Location; or

16.4.7      Franchisee's failure to procure or maintain the insurance required by this Agreement or in the Lease for the Location.

16.5         Reimbursement of Company Costs.  In the event of a default by Franchisee, all of Company's costs and expenses arising from such default, including reasonable legal fees and reasonable hourly charges of Company's administrative employees shall be paid to Company by Franchisee within 5 days after cure.

16.6         Cross-Default.  Any material default by Franchisee under the terms and conditions of this Agreement or any Lease, or any other agreement between Company, or its affiliate, and Franchisee, or any default by Franchisee of its obligations to any Advertising Cooperative of which it is a member, shall be deemed to be a material default of each and every said agreement.  Furthermore, in the event of termination, for any cause, of this Agreement or any other agreement between the parties hereto, Company may, at its option, terminate any or all said agreements.

16.7         Notice Required By Law.  Notwithstanding anything to the contrary contained in this Article 16, in the event any valid, Applicable Law of a competent Governmental Authority having jurisdiction over this Agreement and the parties hereto shall limit Company's rights of termination hereunder or shall require longer notice periods than those set forth above, this

Agreement shall be deemed amended to conform to the minimum notice periods or restrictions upon termination required by such laws and regulations.  Company shall not, however, be precluded from contesting the validity, enforceability or application of such laws or regulations in any action, hearing or dispute relating to this Agreement or the termination thereof.

ARTICLE 17

RIGHTS AND OBLIGATIONS UPON TERMINATION

17.1         General.  Upon the expiration or termination of Franchisee's rights granted under this Agreement:

17.1.1      Franchisee shall immediately cease to use Company's Marks, and any confusingly similar trademark, service mark, trade name, logotype, or other commercial symbol or insignia.  Franchisee shall at its own cost, make cosmetic changes to Franchisee's “Diedrich Coffee” Coffeehouse so that it no longer contains or resembles Company's proprietary designs including, but not limited to, Franchisee shall remove all Diedrich Coffee identifying materials and distinctive Diedrich Coffee cosmetic features and finishes, interior wall coverings and colors, exterior finishes and colors, signage and Diedrich Coffee counter equipment (which shall be deemed proprietary to Company) from the Location as Company may reasonably direct.

17.1.2      Company may retain all fees paid pursuant to this Agreement, and Franchisee shall immediately pay any and all amounts owing to Company, its subsidiaries and affiliates.

17.1.3      Any and all obligations of Company to Franchisee under this Agreement shall immediately cease and terminate.

17.1.4      Any and all rights of Franchisee under this Agreement shall immediately cease and terminate.

17.1.5      Company shall have the option, exercisable by written notice within 30 days after the termination of this Agreement, to take an assignment of all telephone numbers (and associated listings) for Franchisee's “Diedrich Coffee” Coffeehouse.  Franchisee is not entitled to any compensation from Company if Company exercises this option.

17.1.6      Franchisee shall, at Company's option, cancel or assign to Company or its designee all of Franchisee's right, title and interest in any Internet and website home pages, domain name listings and registrations which contain the Marks, or any of them, in whole or and part, and Franchisee shall notify Network Solutions, InterNIC or other applicable domain name registrar and all listing agencies, upon the termination or expiration hereof, of the termination of Franchisee's right to use any domain name, web page and other Internet devise associated with Company or any “Diedrich Coffee” Restaurant, and authorize and instruct their cancellation or transfer to Company, as directed by Company. Franchisee is not entitled to any compensation from Company if Company exercises its said rights or options.

17.2         Survival of Obligations.  In no event shall a termination or expiration of this Agreement affect Franchisee's obligations to take or abstain from taking any action in accordance with this Agreement.  The provisions of this Agreement which constitute post-termination or post-expiration covenants or agreements shall survive the termination or expiration of this Agreement.

17.3         No Ownership of Marks.  Franchisee acknowledges and agrees that rights in and to Company's Marks and the use thereof shall be and remain the property of Company.

17.4         Government Filings.  In the event Franchisee has registered any of Company's Marks or the name “Diedrich Coffee” as part of Franchisee's assumed, fictitious or corporate name, Franchisee shall promptly amend such registration to delete Company's Marks therefrom.

ARTICLE 18

INSURANCE

18.1         Insurance.  Franchisee shall obtain and maintain insurance coverage which shall in each instance designate Company and designated parent companies, subsidiaries, and affiliates as additional named insureds, with an insurance company approved by Company, which approval shall not be unreasonably withheld as follows:

18.1.1      comprehensive general liability insurance (including products liability); with coverage of $2,000,000.00 to $4,000,000.00 combined single limit for death, personal injury, and $100,000.00 property damage coverage;

18.1.2      business interruption insurance, including Continuing Royalty coverage, for 12 months after casualty, in amounts equal to at least $150,000 ($50,000 in the case of a cart or kiosk);

18.1.3      workers' compensation insurance as required by Applicable Law; and

18.1.4      windstorm, fire, and extended coverage insurance, insuring the construction of improvements and completed “Diedrich Coffee” Coffeehouse operated by Franchisee, for the full replacement value thereof.

18.2         Use of Proceeds.  In the event of damage to the “Diedrich Coffee” Coffeehouse covered by insurance, the proceeds of any such insurance shall be used to restore the “Diedrich Coffee” Coffeehouse to its original condition (but in accordance with Company's then current standards and specifications) as soon as possible, unless such restoration is prohibited by the Lease or Company has otherwise consented to in writing.  Franchisee shall promptly provide to

Company proof of such insurance coverage upon the obtaining of such insurance, and at such other times upon the request of Company.

18.3         Proof of Insurance.  Franchisee shall, prior to opening its “Diedrich Coffee” Coffeehouse, file with Company, certificates of such insurance and shall promptly pay all premiums on the policies as they become due.  In addition, the policies shall contain a provision requiring 30 days prior written notice to Company of any proposed cancellation, modification, or termination of insurance.  If Franchisee fails to obtain and maintain the required insurance, Company may, at its option, in addition to any other rights it may have, procure such insurance for Franchisee without notice and Franchisee shall pay, upon demand, the premiums and Company's costs in taking such action.

ARTICLE 19

RELATIONSHIP OF PARTIES, DISCLOSURE

19.1         Relationship of Franchisee to Company.  It is expressly agreed that the parties intend by this Agreement to establish between Company and Franchisee the relationship of Company and franchisee.  It is further agreed that Franchisee has no authority to create or assume in Company's name or on behalf of Company, any obligation, express or implied, or to act or purport to act as agent or representative on behalf of Company for any purpose whatsoever.  Neither Company nor Franchisee is the employer, employee, agent, partner or co-venturer of or with the other, each being independent.  Franchisee agrees that it will not hold himself out as the agent, employee, partner or co-venturer of Company.  All employees hired by or working for Franchisee shall be the employees of Franchisee and shall not, for any purpose, be deemed employees of Company or subject to Company control.  Each of the parties shall file its own tax, regulatory and payroll reports, and be responsible for all employee benefits and workers compensation payments, with respect to its respective employees and operations, saving and indemnifying the other party hereto of and from any liability of any nature whatsoever by virtue thereof.

Neither shall have the power to bind or obligate the other except specifically as set forth in this Agreement.  Company and Franchisee agree that the relationship created by this Agreement is not a fiduciary relationship.  Franchisee shall not, under any circumstances, act or hold itself out as an agent or representative of Company.

19.2         Indemnity by Franchisee. Franchisee hereby agrees to protect, defend and indemnify Company, and all of its past, present and future partners, shareholders, direct and indirect parent companies, subsidiaries, affiliates, officers, directors, employees, attorneys and designees and hold them harmless from and against any and all costs and expenses, including attorneys' fees, court costs, losses, liabilities, damages, claims and demands of every kind or nature on account of any actual or alleged loss, injury or damage to any person or Business Entity or to any property arising out of or in connection with Franchisee's operation of the Location and “Diedrich Coffee” Coffeehouse pursuant hereto.

ARTICLE 20

NOTICES

20.1         General.  Except as otherwise expressly provided herein, all written notices and reports permitted or required to be delivered by the parties pursuant hereto shall be deemed so delivered at the time delivered by hand, one business day after confirmed transmission by facsimile, telegraph or other electronic system (with confirmation copy sent by regular U.S. mail), or 3 business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed as follows:

If to Company:	Diedrich Coffee
2144 Michelson Drive
Irvine, CA 92612
Attn: Vice President - Franchise Sales
Facsimile No.: (949) 260-260-6731

If to Franchisee:

Facsimile No.

With copy to:

Facsimile No.

Any party may change his or its address by giving 10 days prior written notice of such change to all other parties.

ARTICLE 21

MISCELLANEOUS PROVISIONS

21.1         Company's Right To Cure Defaults.  In addition to all other remedies herein granted if Franchisee shall default in the performance of any of its obligations or breach any term or condition of this Agreement or any related agreement, Company may, at its election, immediately or at any time thereafter, without waiving any claim for breach hereunder and without notice to

Franchisee, cure such default for the account and on behalf of Franchisee, and the cost to Company thereof shall be due and payable on demand and shall be deemed to be additional compensation due to Company hereunder and shall be added to the amount of compensation next accruing hereunder, at the election of Company.

21.2         Waiver and Delay.  No waiver by Company of any breach or series of breaches or defaults in performance by Franchisee, and no failure, refusal or neglect of Company to exercise any right, power or option given to it hereunder or under any other franchise agreement between Company and Franchisee, whether entered into before, after or contemporaneously with the execution hereof (and whether or not related to the “Diedrich Coffee” Coffeehouse) or to insist upon strict compliance with or performance of Franchisee's obligations under this Agreement, any other franchise agreement between Company and Franchisee, whether entered into before, after or contemporaneously with the execution hereof (and whether or not related to the “Diedrich Coffee” Coffeehouse) or the Manuals, shall constitute a waiver of the provisions of this  Agreement or the Manuals with respect to any subsequent breach thereof or a waiver by Company of its right at any time thereafter to require exact and strict compliance with the provisions thereof.  Company will consider written requests by Franchisee for Company's consent to a waiver of any obligation imposed by this Agreement.  Franchisee agrees, however, that Company is not required to act uniformly with respect to waivers, requests and consents as each request will be considered on a case by case basis, and nothing shall be construed to require Company to grant any such request.  Any waiver granted by Company shall be without prejudice to any other rights Company may have, will be subject to continuing review by Company, and may be revoked, in Company's sole discretion, at any time and for any reason, effective upon 10 days prior written notice to Franchisee.  Company makes no warranties or guarantees upon which Franchisee may rely, and assumes no liability or obligation to Franchisee by providing any waiver, approval, consent, assistance, or suggestion to Franchisee in connection with this Agreement, or by reason of any neglect, delay, or denial of any request.

21.3         Survival of Covenants.  The covenants contained in this Agreement which, by their terms, require performance by the parties after the expiration or termination of this Agreement, shall be enforceable notwithstanding said expiration or other termination of this Agreement for any reason whatsoever.

21.4         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Company and shall be binding upon and inure to the benefit of Franchisee and its or their respective heirs, executors, administrators, successors and assigns, subject to the restrictions on transfer or Assignment contained herein.

21.5         Joint and Several Liability. If Franchisee consists of more than one person or entity, or a combination thereof, the obligations and liabilities of each such person or entity to Company are joint and several.

21.6         General Release.  If Franchisee has a currently-effective franchise agreement or area development agreement from Company, then it shall be a condition to the effectiveness of this Agreement that Franchisee has executed and delivered to Company a general release, in a form prescribed by Company, of all existing claims against Company arising out of those former agreements.

21.7         Governing Law/Consent to Jurisdiction.  Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§ 1051 et seq.), this Agreement, the franchise and all other matters concerning Franchisee and Company (and its affiliates) shall be governed by the internal laws of the state where the Franchisee's “Diedrich Coffee” Coffeehouse is located (without reference to the choice of law and conflict of law rules of that state), except that the provisions of any law of that state regarding franchise disclosure, registration or relationship and the regulations thereunder shall not apply unless its jurisdictional requirements are met independently without reference to this Section.  The parties agree that, except to the extent prohibited by law, Orange County, California shall be the venue for any litigation arising under this Agreement. Franchisee irrevocably submits to the jurisdiction of those courts and waives any objection Franchisee might have to either the jurisdiction of or venue in those courts.

21.8         Waiver of Punitive Damages and Jury Trial.  Except for Franchisee's obligation to indemnify Company under Section 19.2 and claims Company bring against Franchisee for Franchisee's unauthorized use of the Marks or unauthorized use or disclosure of any Confidential Information, Company and Franchisee waive to the fullest extent permitted by law any right to or claim for any multiple, punitive or exemplary damages against the other and agree that, in the event of a dispute between Company and Franchisee, the party making a claim will be limited to equitable relief and to recovery of any actual damages it sustains.

Company and Franchisee irrevocably waive trial by jury in any action, proceeding, or counterclaim, whether at law or in equity, brought by either of them.

21.9         Limitations of Claims.  Except for claims arising from Franchisee's non-payment or underpayment of amounts Franchisee owes Company or its affiliates, any and all claims arising out of or relating to this Agreement or Company's relationship with Franchisee will be barred unless a proceeding is commenced within one (1) year from the date on which the party asserting the claim knew or should have known of the facts giving rise to the claim.

21.10       Entire Agreement.  This Agreement contains all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof.  No other agreements oral or otherwise shall be deemed to exist or to bind any of the parties hereto and all prior agreements, understandings and representations are merged herein and superseded hereby.  Franchisee represents that there are no contemporaneous agreements or understandings relating to the subject matter hereof between the parties that are not contained herein.  No officer or employee or agent of Company has any authority to make any representation or promise not contained in this Agreement or in any Offering Circular for prospective franchisees required by applicable law, and Franchisee agrees that it has executed this Agreement without reliance upon any such representation or promise.  This Agreement cannot be modified or changed except by written instrument signed by all of the parties hereto.

21.11       Titles For Convenience.  Article and Section titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

21.12       Gender And Construction.  All terms used in any one number or gender shall extend to mean and include any other number and gender as the facts, context, or sense of this Agreement or any article or Section hereof may require.  As used in this Agreement, the words “include,” “includes” or “including” are used in a non-exclusive sense.  Unless otherwise expressly provided herein to the contrary, any consent, approval or authorization of Company which Franchisee may be required to obtain hereunder may be given or withheld by Company in its sole discretion, and on any occasion where Company is required or permitted hereunder to make any judgment or determination, including any decision as to whether any condition or circumstance meets Company's standards or satisfaction, Company may do so in its sole subjective judgment.

21.13       Severability.  Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law.  Whenever there is any conflict between any provisions of this Agreement or the Manuals and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement or the Manuals thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.  If any part, article, section, sentence or clause of this Agreement or the Manuals shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall (subject to Section 13.2.3) be deemed deleted, and the remaining part of this Agreement shall continue in full force and effect.

21.14       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

21.15       Fees and Expenses.  Should any party hereto commence any action or proceeding for the purpose of enforcing, or preventing the breach of, any provision hereof, whether by judicial or quasi-judicial action or otherwise, or for damages for any alleged breach of any provision hereof, or for a declaration of such party's rights or obligations hereunder, the prevailing party shall be reimbursed by the losing party for all costs and expenses incurred in connection therewith, including, but not limited to, attorneys' fees.  All sums which are due but unpaid to Company or Franchisee shall bear interest from the date due at the highest rate permissible by applicable law.

21.16       Counsel.  Franchisee and its Owners acknowledge and warrant that they understand the terms and conditions of this Agreement and that they have had an opportunity in connection with this Agreement to confer with counsel of their choice regarding their rights and obligations under this Agreement.

ARTICLE 22

SUBMISSION OF AGREEMENT

22.1         General.  The submission of this Agreement does not constitute an offer and this Agreement shall become effective only upon the execution thereof by Company and Franchisee.

ARTICLE 23

ACKNOWLEDGMENT

23.1         General.  Franchisee, and its Owners, jointly and severally acknowledge that they have carefully read this Agreement and all other related documents to be executed concurrently or in conjunction with the execution hereof, that they have obtained the advice of counsel in connection with entering into this Agreement, that they understand the nature of this Agreement, and that they intend to comply herewith and be bound hereby.

23.2         Due Execution.  The submission of this Agreement to Franchisee does not constitute an offer and this Agreement shall become effective only upon the execution thereof by Company and Franchisee.

IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the date of execution by Company.

Company:

DIEDRICH COFFEE, INC.,
a Delaware corporation

By:
Its: Vice President

Franchisee:

By:
Its:_

EXHIBIT A

Minimum Hours of Operation

Minimum Operating Hours:  [ :  ] a.m. to [ :  ] p.m.

             days per week

A-1

EXHIBIT B

FRANCHISEE INFORMATION

Franchisee is a (check as applicable):

☐ corporation   ☐ limited partnership

☐ limited liability company   ☐ general partnership

☐ Other (specify):

The name and address of each Owner of Franchisee is:

NAME	ADDRESS	NUMBER OF SHARES OR PERCENTAGE INTEREST

There is set forth below the name and address of each director, member, or general partner, as applicable, of Franchisee:

NAME	ADDRESS

There is set forth below the names, and addresses and titles of Franchisee's principal officers or partners who will be devoting their full time to the “Diedrich Coffee” Coffeehouses:

NAME	ADDRESS

The address where Franchisee's Financial Records, and Business Entity records (e.g. Articles of Incorporation, Bylaws, Operating Agreement, Partnership Agreement, etc.) are maintained is:

B-1

EXHIBIT C

GUARANTY AND SUBORDINATION AGREEMENT

C-1

SPOUSAL CONSENT

Each of the undersigned, each being the spouse of an individual who executed this Agreement as Franchisee (or if Franchisee is a partnership, a spouse of a general partner), consents to all of the terms of this Agreement and the execution thereof, and agrees not to assist any person who is a party to this Agreement to violate any of that party's duties under this Agreement.

By:	Dated:

By:	Dated: